Exhibit 99.2

ALIBABA GROUP HOLDING LIMITED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Alibaba Group Holding Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Alibaba Group Holding Limited and its subsidiaries (collectively, the “Company”) at March 31, 2012, 2013 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Hong Kong, June 16, 2014

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED INCOME STATEMENTS

		Year ended March 31,
		2012	2013	2014
		RMB	RMB	RMB	US$
					(Note 2(af))
		(in millions, except per share data)
	Notes
Revenue	5	20,025	34,517	52,504	8,463

Cost of revenue	21	(6,554)	(9,719)	(13,369)	(2,155)
Product development expenses	21	(2,897)	(3,753)	(5,093)	(821)
Sales and marketing expenses		(3,058)	(3,613)	(4,545)	(733)
General and administrative expenses	9, 21	(2,211)	(2,889)	(4,218)	(679)
Amortization of intangible assets	16	(155)	(130)	(315)	(51)
Impairment of goodwill and intangible assets	16, 17	(135)	(175)	(44)	(7)
Yahoo TIPLA amendment payment	4(a), 21	—	(3,487)	—	—

Income from operations		5,015	10,751	24,920	4,017
Interest and investment income, net		258	39	1,648	266
Interest expense		(68)	(1,572)	(2,195)	(354)
Other income, net	6, 21	327	894	2,429	391

Income before income tax and share of results of equity investees		5,532	10,112	26,802	4,320
Income tax expenses	7	(842)	(1,457)	(3,196)	(515)
Share of results of equity investees	14	(25)	(6)	(203)	(33)

Net income		4,665	8,649	23,403	3,772
Net income attributable to noncontrolling interests		(437)	(117)	(88)	(14)

Net income attributable to Alibaba Group Holding Limited		4,228	8,532	23,315	3,758
Accretion of Convertible Preference Shares	4(a)	—	(17)	(31)	(5)
Dividends accrued on Convertible Preference Shares	4(a)	—	(111)	(208)	(33)

Net income attributable to ordinary shareholders		4,228	8,404	23,076	3,720

Earnings per share attributable to ordinary shareholders	10
Basic		1.71	3.66	10.61	1.71
Diluted		1.67	3.57	10.00	1.61
Pro forma earnings per share attributable to ordinary shareholders (unaudited, Note 2(ag))	10
Basic				10.29	1.66
Diluted				10.00	1.61

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended March 31,
	2012	2013	2014
	RMB	RMB	RMB	US$
				(Note 2(af))
	(in millions)
Net income	4,665	8,649	23,403	3,772

Other comprehensive (loss) income:
- Foreign currency translation:
Change in unrealized (losses) gains	(298)	455	538	87
Less: reclassification adjustment for gains recorded in net income	(7)	—	(14)	(2)

Net change	(305)	455	524	85

- Available-for-sale investment securities:
Change in unrealized (losses) gains	(27)	(9)	306	49
Less: reclassification adjustment for gains recorded in net income	(18)	—	(13)	(2)

Net change	(45)	(9)	293	47

- Interest rate swaps under hedge accounting:
Change in unrealized gains	—	—	36	6

Other comprehensive (loss) income	(350)	446	853	138

Total comprehensive income	4,315	9,095	24,256	3,910

Less: total comprehensive income attributable to noncontrolling interests	(408)	(117)	(90)	(15)

Total comprehensive income attributable to Alibaba Group Holding Limited	3,907	8,978	24,166	3,895

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

		As of March 31,
		2012	2013	2014
		RMB	RMB	RMB	US$
					(Note 2(af))
		(in millions)
	Notes
Assets
Current assets:
Cash and cash equivalents		16,857	30,396	33,045	5,327
Short-term investments	2(q)	4,887	2,290	10,587	1,707
Restricted cash and escrow receivables	11	3,312	3,687	4,921	793
Loan receivables, net	2(r)	581	4,426	13,159	2,121
Investment securities	12	593	629	1,442	232
Prepayments, receivables and other assets	13	1,669	1,734	4,679	754

Total current assets		27,899	43,162	67,833	10,934

Investment in equity investees	14	1,642	1,555	17,666	2,848
Investment securities	12	248	242	3,023	487
Prepayments, receivables and other assets	13	1,466	1,496	2,087	336
Property and equipment, net	15	2,463	3,808	5,581	900
Land use rights	2(t)	1,701	1,895	1,660	268
Intangible assets	16, 21	355	334	1,906	307
Goodwill	17	11,436	11,294	11,793	1,901

Total assets		47,210	63,786	111,549	17,981

Liabilities, Mezzanine Equity and Shareholders’ Equity
Current liabilities:
Current bank borrowings	20	1,283	3,350	1,100	177
Secured borrowings	2(r)	—	2,098	9,264	1,493
Income tax payable		375	259	1,267	204
Escrow money payable	11	339	1,315	2,659	429
Accrued expenses, accounts payable and other liabilities	19	4,659	8,961	11,887	1,916
Merchant deposits	2(aa)	745	3,083	4,711	759
Deferred revenue and customer advances	18	4,350	4,929	6,496	1,048

Total current liabilities		11,751	23,995	37,384	6,026

Deferred revenue	18	529	389	428	69
Deferred tax liabilities	7	413	643	2,136	344
Redeemable Preference Shares	4(a)	—	5,191	—	—
Non-current bank borrowings	20	—	22,462	30,711	4,951
Other liabilities	19	104	60	72	12

Total liabilities		12,797	52,740	70,731	11,402

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

		As of March 31,
		2012	2013	2014
		RMB	RMB	RMB	US$
					(Note 2(af))
		(in millions)
	Notes
Commitments and contingencies	23, 24	—	—	—	—

Mezzanine equity:
Convertible Preference Shares, US$0.000025 par value; 2,600,000 shares authorized; nil, 1,688,000 and 1,688,000 shares issued and outstanding as of March 31, 2012, 2013 and 2014, respectively; liquidation value of nil, RMB10,447 million and RMB10,284 million as of March 31, 2012, 2013 and 2014, respectively	4(a)	—	10,447	10,284	1,658
Others		30	86	117	18

Total mezzanine equity		30	10,533	10,401	1,676

Alibaba Group Holding Limited shareholders’ equity:
Ordinary shares, US$0.000025 par value; 2,797,400,000 shares authorized; 2,506,952,201, 2,175,220,739 and 2,226,810,660 shares issued and outstanding as of March 31, 2012, 2013 and 2014, respectively		1	1	1	—
Additional paid-in capital		20,778	21,655	27,043	4,359
Treasury shares at cost	2(ac)	—	—	—	—
Subscription receivables	2(ad)	(819)	(852)	(540)	(87)
Statutory reserves	2(ae)	1,096	1,337	2,474	399
Accumulated other comprehensive income
Cumulative translation adjustments		(2,121)	(1,666)	(1,144)	(184)
Unrealized gain (loss) on available-for-sale investment securities, interest rate swaps and others		1	(8)	321	52
Retained earnings (Accumulated deficits)		12,552	(20,491)	1,183	190

Total Alibaba Group Holding Limited shareholders’ equity (deficits)		31,488	(24)	29,338	4,729
Noncontrolling interests		2,895	537	1,079	174

Total equity		34,383	513	30,417	4,903

Total liabilities, mezzanine equity and equity		47,210	63,786	111,549	17,981

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Additional paid-in capital	Treasury shares	Subscription receivables	Statutory reserves	Accumulated other comprehensive income (loss)		Retained earnings (Accumulated deficits)	Total Alibaba Group Holding Limited shareholders’ equity (deficits)	Noncontrolling interests	Total equity
	Ordinary shares						Cumulative translation adjustments	Unrealized gain (loss) on available-for- sale investment securities, interest rate swaps and others
	Share	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in millions, except share data)
Balance as of April 1, 2011	2,450,156,669	1	18,694	—	(288)	723	(1,840)	41	8,722	26,053	2,350	28,403

Foreign currency translation adjustment	—	—	—	—	34	—	(274)	3	—	(237)	(27)	(264)
Net change in unrealized losses on available-for-sale investment securities	—	—	—	—	—	—	—	(43)	—	(43)	(2)	(45)
Net income for the year	—	—	—	—	—	—	—	—	4,228	4,228	437	4,665
Liquidation of subsidiaries	—	—	—	—	—	—	(7)	—	—	(7)	(6)	(13)
Acquisition of shares of a consolidated subsidiary	—	—	(238)	—	—	—	—	—	—	(238)	(181)	(419)
Disposals of partial interest in subsidiaries	—	—	(11)	—	—	—	—	—	—	(11)	177	166
Acquisition of subsidiaries	—	—	—	—	—	—	—	—	—	—	97	97
Exercise of share options and vesting of options and RSUs, including repayment of related employee loans	57,280,929	—	1,125	—	(572)	—	—	—	—	553	—	553
Repurchase and retirement of ordinary shares	(485,397)	—	(4)	—	7	—	—	—	(25)	(22)	—	(22)
Amortization of compensation cost	—	—	1,212	—	—	—	—	—	—	1,212	59	1,271
Dividend declared by a consolidated subsidiary to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(9)	(9)
Appropriation to statutory reserves	—	—	—	—	—	373	—	—	(373)	—	—	—

Balance as of March 31, 2012	2,506,952,201	1	20,778	—	(819)	1,096	(2,121)	1	12,552	31,488	2,895	34,383

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)

			Additional paid-in capital	Treasury shares	Subscription receivables	Statutory reserves	Accumulated other comprehensive income (loss)		Retained earnings (Accumulated deficits)	Total Alibaba Group Holding Limited shareholders’ equity (deficits)	Noncontrolling interests	Total equity
	Ordinary shares						Cumulative translation adjustments	Unrealized gain (loss) on available-for- sale investment securities, interest rate swaps and others
	Share	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in millions, except share data)
Balance as of April 1, 2012	2,506,952,201	1	20,778	—	(819)	1,096	(2,121)	1	12,552	31,488	2,895	34,383

Foreign currency translation adjustment	—	—	—	—	3	—	455	—	—	458	—	458
Net change in unrealized losses on available-for-sale investment securities	—	—	—	—	—	—	—	(9)	—	(9)	—	(9)
Net income for the year	—	—	—	—	—	—	—	—	8,532	8,532	117	8,649
Deconsolidation of a subsidiary	—	—	—	—	—	—	—	—	—	—	(60)	(60)
Acquisition of shares of consolidated subsidiaries	1,446,505	—	(13,105)	—	—	—	—	—	—	(13,105)	(2,768)	(15,873)
Disposals of partial interest in subsidiaries	—	—	1	—	—	—	—	—	—	1	10	11
Acquisition of subsidiaries	—	—	39	—	—	—	—	—	—	39	294	333
Issuance of ordinary shares	167,741,936	—	16,434	—	—	—	—	—	—	16,434	—	16,434
Exercise of share options and vesting of early exercised options and RSUs, including repayment of related employee loans	23,582,277	—	469	—	(75)	—	—	—	—	394	—	394
Repurchase and retirement of ordinary shares	(524,502,180)	—	(3,923)	—	39	—	—	—	(41,334)	(45,218)	—	(45,218)
Amortization of compensation cost	—	—	1,090	—	—	—	—	—	—	1,090	49	1,139
Accretion to convertible preferred shareholders	—	—	(17)	—	—	—	—	—	—	(17)	—	(17)
Dividend to convertible preferred shareholders	—	—	(111)	—	—	—	—	—	—	(111)	—	(111)
Appropriation to statutory reserves	—	—	—	—	—	241	—	—	(241)	—	—	—

Balance as of March 31, 2013	2,175,220,739	1	21,655	—	(852)	1,337	(1,666)	(8)	(20,491)	(24)	537	513

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)

			Additional paid-in capital	Treasury shares	Subscription receivables	Statutory reserves	Accumulated other comprehensive income (loss)		Retained earnings (Accumulated deficits)	Total Alibaba Group Holding Limited shareholders’ equity (deficits)	Noncontrolling interests	Total equity
	Ordinary shares						Cumulative translation adjustments	Unrealized gain (loss) on available-for- sale investment securities, interest rate swaps and others
	Share	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in millions, except share data)
Balance as of April 1, 2013	2,175,220,739	1	21,655	—	(852)	1,337	(1,666)	(8)	(20,491)	(24)	537	513

Foreign currency translation adjustment	—	—	—	—	16	—	536	—	—	552	2	554
Net change in unrealized gains on available-for-sale investment securities	—	—	—	—	—	—	—	293	—	293	—	293
Change in fair value of interest rate swaps under hedge accounting	—	—	—	—	—	—	—	36	—	36	—	36
Net income for the year	—	—	—	—	—	—	—	—	23,315	23,315	88	23,403
Deconsolidation of subsidiaries	—	—	—	—	—	—	(14)	—	—	(14)	—	(14)
Acquisition of shares of a consolidated subsidiary	—	—	(7)	—	—	—	—	—	—	(7)	(2)	(9)
Acquisition of subsidiaries	828,299	—	276	—	—	—	—	—	—	276	—	276
Issuance of ordinary shares for Partner Capital Investment Plan (Note 8(c))	18,000,000	—	—	—	—	—	—	—	—	—	442	442
Exercise of share options and vesting of early exercised options and RSUs, including repayment of related employee loans	30,880,761	—	700	—	(12)	—	—	—	—	688	—	688
Repurchase and retirement of ordinary shares	(3,943,139)	—	(32)	—	308	—	—	—	(504)	(228)	—	(228)
Amortization of compensation cost	—	—	2,784	—	—	—	—	—	—	2,784	12	2,796
Equity-settled donation	—	—	1,269	—	—	—	—	—	—	1,269	—	1,269
Issuance of ordinary shares in relation to investment in equity investees and others	5,824,000	—	637	—	—	—	—	—	—	637	—	637
Accretion to convertible preferred shareholders	—	—	(31)	—	—	—	—	—	—	(31)	—	(31)
Dividend to convertible preferred shareholders	—	—	(208)	—	—	—	—	—	—	(208)	—	(208)
Appropriation to statutory reserves	—	—	—	—	—	1,137	—	—	(1,137)	—	—	—

Balance as of March 31, 2014	2,226,810,660	1	27,043	—	(540)	2,474	(1,144)	321	1,183	29,338	1,079	30,417

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31,
	2012	2013	2014
	RMB	RMB	RMB	US$
				(Note 2(af))
	(in millions)
Cash flows from operating activities:
Net income	4,665	8,649	23,403	3,772
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) Loss on disposals of equity investees	(24)	(68)	3	—
Realized and unrealized loss (gain) related to investment securities	138	(80)	(90)	(15)
Change in fair value of other assets and liabilities	264	245	21	3
Loss (Gain) on disposals of other subsidiaries	3	(8)	(387)	(62)
Depreciation and amortization of property and equipment and land use rights	715	805	1,339	216
Amortization of intangible assets	155	130	315	51
Share-based compensation expense	1,254	1,259	2,844	458
Equity-settled donation expense	—	—	1,269	205
Impairment of goodwill and intangible assets	135	175	44	7
Loss on disposals of property and equipment	3	3	—	—
Share of results of equity investees	25	6	203	33
Deferred income taxes	150	104	1,466	236
Allowance for doubtful accounts relating to micro loans	4	120	442	71
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Restricted cash and escrow receivables	(113)	(974)	(1,329)	(214)
Loan receivables	(226)	(2,828)	(9,175)	(1,479)
Prepayments, receivables and other assets	(240)	(354)	(3,567)	(575)
Income tax payable	230	(116)	1,008	162
Escrow money payable	94	976	1,344	217
Accrued expenses, accounts payable and other liabilities	1,332	3,657	3,992	644
Merchant deposits	583	2,338	1,628	262
Deferred revenue and customer advances	128	437	1,606	260

Net cash provided by operating activities	9,275	14,476	26,379	4,252

Cash flows from investing activities:
Decrease (Increase) in short-term investments, net	3,728	2,589	(8,304)	(1,339)
(Increase) Decrease in restricted cash	(2,108)	334	199	32
Decrease (Increase) in trading investment securities, net	167	(12)	(147)	(24)
Acquisitions of available-for-sale and held-to-maturity investment securities	(508)	(60)	(2,972)	(478)
Disposals of available-for-sale investment securities	1,966	26	372	60
Acquisitions of
- Land use rights and construction in progress	(1,419)	(1,457)	(1,491)	(240)
- Other property, equipment and intangible assets	(749)	(1,046)	(3,285)	(530)
Disposals of property and equipment	1	301	—	—
Cash paid for business combinations, net of cash acquired	(191)	(52)	(732)	(118)
Deconsolidation and disposal of subsidiaries, net of cash proceeds	(20)	551	(46)	(7)
Loans to employees, net of repayments	(305)	(344)	(212)	(34)
Acquisitions of equity investees	(761)	(452)	(16,468)	(2,655)
Disposals of equity investees	74	167	89	14

Net cash (used in) provided by investing activities	(125)	545	(32,997)	(5,319)

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year ended March 31,
	2012	2013	2014
	RMB	RMB	RMB	US$
				(Note 2(af))
	(in millions)
Cash flows from financing activities:
Issuance of ordinary shares, including repayment of loan and interest receivable on employee loans for the exercise of ordinary shares	618	16,792	1,638	264
Repurchase of ordinary shares	(2)	(40,111)	(157)	(25)
Issuance of ordinary shares for Partner Capital Investment Plan (Note 8(c))	—	—	442	71
Issuance of Convertible Preference Shares, net of direct incidental fees incurred	—	10,542	—	—
Payment of dividend on Convertible Preference Shares	—	(103)	(208)	(34)
Redemption of Redeemable Preference Shares	—	—	(5,131)	(827)
Acquisitions of shares of Alibaba.com Limited	(419)	—	—	—
Payment for privatization of Alibaba.com Limited	—	(15,134)	—	—
Acquisition of the remaining noncontrolling interest in a subsidiary	—	(335)	(9)	(1)
Dividend paid by a consolidated subsidiary to noncontrolling interests	(9)	—	—	—
Disposals of partial interest in subsidiaries, net of related costs	166	11	—	—
Proceeds from secured borrowings relating to micro loans	229	8,705	53,195	8,575
Repayment of secured borrowings relating to micro loans	(229)	(6,607)	(46,029)	(7,420)
Proceeds from current bank borrowings	827	2,439	681	110
Repayment of current bank borrowings	(706)	(2,584)	(423)	(68)
Proceeds from non-current bank borrowings	—	24,979	30,153	4,861
Repayment of non-current bank borrowings	—	—	(24,788)	(3,997)

Net cash provided by (used in) financing activities	475	(1,406)	9,364	1,509

Effect of exchange rate changes on cash and cash equivalents	(54)	(76)	(97)	(15)

Increase in cash and cash equivalents	9,571	13,539	2,649	427
Cash and cash equivalents at beginning of year	7,286	16,857	30,396	4,900

Cash and cash equivalents at end of year	16,857	30,396	33,045	5,327

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Supplemental disclosures of cash flow information:

Payment of income taxes

Enterprise income tax paid was RMB461 million, RMB1,469 million and RMB722 million for the years ended March 31, 2012, 2013 and 2014, respectively.

Payment of interest

Interest paid was RMB16 million, RMB912 million and RMB1,220 million for the years ended March 31, 2012, 2013 and 2014, respectively.

Business combinations:

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Cash paid for business combinations	(313)	(100)	(767)
Cash acquired in business combinations	122	48	35

	(191)	(52)	(732)

Major non-cash transactions:

During the year ended March 31, 2012, certain share options were exercised and certain restricted shares were subscribed where the related exercise price or the related subscription price was satisfied by full recourse loans provided by the Company. The amounts of such loans made during the year ended March 31, 2012 totaled RMB716 million. Further details of this non-cash transaction are disclosed in Note 13.

During the year ended March 31, 2013, the Company completed the Initial Repurchase for a total consideration of RMB44.9 billion (US$7.1 billion), of which RMB5.1 billion (US$800 million) was settled by the issuance of the Redeemable Preference Shares to Yahoo (Note 4(a)).

During the years ended March 31, 2013 and 2014, the Company entered into certain non-compete agreements with certain key individuals in exchange for restricted shares, restricted share units and options underlying 400,000 and 7,195,581 ordinary shares of the Company, respectively.

The accompanying notes form an integral part of these consolidated financial statements.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

1.	Organization and principal activities

Alibaba Group Holding Limited (the “Company”, and where appropriate, the term “Company” also refers to its subsidiaries and variable interest entities as a whole), was incorporated in the Cayman Islands on June 28, 1999. The Company is a holding company and conducts its businesses primarily through its subsidiaries and variable interest entities (“VIEs”). The Company is principally engaged in online and mobile commerce through products, services and technology that enable businesses to operate efficiently and extend their reach to sell to consumers and businesses in the People’s Republic of China (the “PRC” or “China”) and internationally. Major shareholders of the Company include SoftBank Corp. (“SoftBank”) and Yahoo! Inc. (“Yahoo”).

The Company provides retail and wholesale marketplaces available through both personal computer and mobile interfaces in the PRC and internationally. Retail marketplaces and services operated by the Company include (i) the China online shopping destination (“Taobao Marketplace”); (ii) the China brands and retail platform (“Tmall”); (iii) the China group buying site that offers quality products by aggregating demand from consumers mainly through limited time discounted sales (“Juhuasuan”); and (iv) the global consumer marketplace targeting consumers around the world (“AliExpress”). Wholesale marketplaces operated by the Company include the online China wholesale marketplace (“1688.com”) and the online business-to-business marketplace that focuses on global trade among businesses from around the world (“Alibaba.com”). In addition, the Company offers cloud computing services, including elastic computing, database services and storage and large scale computing services, for the Company’s own platforms and the platforms of the Company’s related companies and for use by sellers on the marketplaces and other third-party customers (“Alibaba Cloud Computing”). In addition, the Company makes available online payment processing services (“Payment Services”) on its marketplaces through an arrangement with Alipay.com Co., Ltd. (“Alipay”), the entity operating the Payment Services (Note 4(c)(iii)). The Company derives substantially all of its revenue from the PRC.

Alibaba.com Limited, a subsidiary of the Company which operates Alibaba.com, 1688.com and AliExpress, was listed on the Hong Kong Stock Exchange Limited on November 6, 2007. As of March 31, 2012, 27.2% of the economic interests held by public shareholders were accounted for as noncontrolling interests in the Company’s financial statements. On June 20, 2012, the privatization of Alibaba.com Limited by way of a scheme of arrangement under Section 86 of the Cayman Islands Companies Law was approved and accordingly the listing of the shares of Alibaba.com Limited on the Hong Kong Stock Exchange was withdrawn (Note 4(b)). Following the privatization, Alibaba.com Limited became a wholly-owned subsidiary of the Company.

2.	Summary of significant accounting policies

(a)	Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company bases

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(b)	Use of estimates (Continued)

its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

(c)	Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, including the wholly-foreign owned enterprises (“WFOEs”), and VIEs for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIEs have been eliminated upon consolidation. The results of subsidiaries and VIEs acquired or disposed of during the year are recorded in the consolidated income statements from the effective date of acquisition or up to the effective date of disposal, as appropriate.

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders. A VIE entity is required to be consolidated by the primary beneficiary of the entity if the nominee equity holders in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

To comply with the PRC laws, rules and regulations that restrict foreign ownership of companies that operate Internet content and other restricted businesses, the Company operates its websites and engages in such restricted services in the PRC through certain PRC domestic companies, whose equity interests are held by certain management members of the Company. The registered capital of these PRC domestic companies was funded by the Company through loans extended to management members. The Company has entered into certain exclusive technical services agreements with these PRC domestic companies, which entitle it to receive a majority of their residual returns and make it obligatory for the Company to absorb a majority of the risk of losses from their activities. In addition, the Company has entered into certain agreements with those management members, including loan agreements that require them to contribute registered capital to those PRC domestic companies, exclusive call option agreements to acquire the equity interests in these companies when permitted by the PRC laws, rules and regulations, equity pledge agreements of the equity interests held by those management members, and proxy agreements that irrevocably authorize individuals designated by the Company to exercise the equity owner’s rights over these PRC domestic companies.

Details of the typical VIE structure of the Company’s significant VIEs, primarily domestic companies associated with the operations of Taobao Marketplace, Tmall, Juhuasuan, 1688.com, Alibaba.com, AliExpress and Alibaba Cloud Computing, are set forth below:

(i)	Contracts that give the Company power to direct the activities of VIEs that most significantly impact the entity’s economic performance

Loan agreements

Pursuant to the relevant loan agreements, the respective WFOEs have granted interest-free loans to the relevant nominee equity holders of the VIEs, which may only be used for the purpose of capital

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(c)	Consolidation (Continued)

contributions to the relevant VIEs or as may be otherwise agreed by the WFOEs. The WFOEs may require acceleration of repayment at their absolute discretion. When the nominee equity holders of the VIEs make early repayment of the outstanding amount, the WFOEs or a third party designated by the WFOEs may purchase the equity interests in the VIEs at a price equal to the outstanding amount of the loan, subject to any applicable PRC laws, rules and regulations. The nominee equity holders of VIEs undertake not to enter into any prohibited transactions in relation to the VIEs, including the transfer of any business, material assets, intellectual property rights or equity interests in the VIEs to any third party.

Exclusive call option agreements

The nominee equity holders of the VIEs have granted the WFOEs exclusive call options to purchase their equity interest in the VIEs at an exercise price equal to the higher of (i) the registered capital in the VIEs; and (ii) the minimum price as permitted by applicable PRC laws. Each relevant VIE has further granted the relevant WFOE an exclusive call option to purchase its assets at an exercise price equal to the book value of the assets or the minimum price as permitted by applicable PRC laws, whichever is higher. The WFOEs may nominate another entity or individual to purchase the equity interest or assets, if applicable, under the call options. Each call option is exercisable subject to the condition that applicable PRC laws, rules and regulations do not prohibit completion of the transfer of the equity interest or assets pursuant to the call option. Each WFOE is entitled to all dividends and other distributions declared by the VIE, and the nominee equity holders of VIE have agreed to give up their rights to receive any distributions or proceeds from the disposal of their equity interests in the VIE which are in excess of the original registered capital that they contributed to the VIE, and to pay any such distributions or premium to the WFOE. The exclusive call option agreements remain in effect until the equity interest or assets that are the subject of such agreements are transferred to the WFOEs.

Proxy agreements

Pursuant to the relevant proxy agreements, each of the nominee equity holders of the VIEs irrevocably authorizes any person designated by the WFOEs to exercise his rights as an equity holder of the VIEs, including the right to attend and vote at equity holder meetings and appoint directors.

Equity pledge agreements

Pursuant to the relevant equity pledge agreements, the relevant nominee equity holders of the VIEs have pledged all of their interests in the equity of the VIEs as a continuing first priority security interest in favor of the WFOEs to secure the outstanding amounts advanced under the relevant loan agreements described above and to secure the performance of obligations by the VIEs and/or the nominee equity holders of the VIEs under the other structure contracts. Each WFOE is entitled to exercise its right to dispose of the pledged interests in the equity of the VIE and has priority in receiving payment by the application of proceeds from the auction or sale of such pledged interests, in the event of any breach or default under the loan agreement or other structure contracts, if applicable. These equity pledge agreements remain in force for the duration of the relevant loan agreement and other structure contracts. These equity pledges have been registered with the relevant office of the Administrations for Industry and Commerce in the PRC.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(c)	Consolidation (Continued)

(ii)	Contracts that enable the Company to receive benefits from the VIEs that could potentially be significant to the VIEs or to absorb losses of the VIEs that could be significant to the VIEs

Exclusive technical services agreements

Each relevant VIE has entered into an exclusive technical services agreement with the respective WFOE, pursuant to which the relevant WFOE provides exclusive technical services to the VIE. In exchange, the VIE pays a service fee to the WFOE which typically constitutes substantially all of the VIE’s pre-tax profit, resulting in a transfer of substantially all of the profits from the VIE to the WFOE.

Other arrangements

The exclusive call option agreements described above also enable the Company to receive substantially all of the economic benefits from the VIEs by typically entitling the WFOEs to all dividends and other distributions declared by the VIEs and to any distributions or proceeds from the disposal by the nominee equity holders of the VIEs of their equity interests in the VIEs that are in excess of the original registered capital that they contributed to the VIEs.

Based on these contractual agreements, the Company believes that the PRC domestic companies as described above should be considered as VIEs because the nominee equity holders do not have significant equity at risk nor do they have the characteristics of a controlling financial interest and the Company is the primary beneficiary of these PRC domestic companies. Accordingly, the Company believes that these VIEs should be consolidated based on the structure as described above.

The following financial information of the VIEs in the PRC was recorded in the accompanying consolidated financial statements:

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
Cash and cash equivalents	1,034	1,157	1,335
Loan receivables	—	1,280	13,159
Total assets	2,560	4,764	18,874
Secured borrowings	—	623	9,264
Amounts due to WFOEs	399	947	920
Total liabilities	3,003	4,211	17,446

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Revenue(i)	1,918	3,088	6,170
Net loss(i)	(147)	(325)	(587)
Net cash used in operating activities	(263)	(134)	(2,642)
Net cash used in investing activities	(120)	(555)	(1,337)
Net cash provided by financing activities	579	812	4,157

(i)	Revenues earned and net loss incurred by the VIEs are primarily from the businesses of providing display marketing on the Company’s retail marketplaces, cloud computing and Internet infrastructure services, as well as micro loan services to small and medium sized enterprises.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(c)	Consolidation (Continued)

The VIEs did not have any material related party transactions except for those transacted with WFOEs which were eliminated in these consolidated financial statements.

Under the contractual arrangements with the VIEs, the Company has the power to direct activities of the VIEs and can have assets transferred out of the VIEs under its control. Therefore, the Company considers that there is no asset in any of the consolidated VIEs that can be used only to settle obligations of the VIEs, except for registered capital and PRC statutory reserves. As all consolidated VIEs are incorporated as limited liability companies under the PRC Company Law, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the consolidated VIEs.

Currently there is no contractual arrangement which requires the Company to provide additional financial support to the VIEs. However, as the Company conducts its businesses primarily based on the licenses and approvals held by its VIEs, the Company has provided and will continue to provide financial support to the VIEs considering the business requirements of the VIEs, as well as the Company’s own business objectives in the future.

Unrecognized revenue-producing assets held by the VIEs include certain Internet content provision and other licenses, domain names and trademarks. The Internet content provision and other licenses are required under relevant PRC laws, rules and regulations for the operation of Internet businesses in the PRC, and therefore are integral to the Company’s operations. The Internet content provision licenses require that core PRC trademark registrations and domain names are held by the VIEs that provide the relevant services.

(d)	Business combinations and noncontrolling interests

The Company accounts for its business combinations using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 “Business Combinations” (“ASC 805”). The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by the Company to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated income statements.

In a business combination achieved in stages, the Company re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated income statements.

For the Company’s majority-owned subsidiaries and VIEs, a noncontrolling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Company. Consolidated net income (loss) on the consolidated income statements includes the net income (loss) attributable to noncontrolling interests. The cumulative results of operations attributable to noncontrolling interests, along with adjustments for share-based compensation expense arising from outstanding share-based awards relating to subsidiaries’ shares, are recorded as noncontrolling interests in the Company’s consolidated balance sheets. Cash flows related to transactions with noncontrolling interests are presented under financing activities in the consolidated statements of cash flows.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(e)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, which is a strategic committee comprised of members of the Company’s management team. In the respective periods presented, the Company had one single operating and reportable segment, namely the provision of online and mobile commerce and related services. Although the online and mobile commerce and related services consist of different business units of the Company, information provided to the chief operating decision-maker is at the revenue level and the Company does not allocate operating costs or assets across business units, as the chief operating decision-maker does not use such information to allocate resources or evaluate the performance of the business units. Details of the Company’s revenue are set out in Note 5. As the Company’s long-lived assets are substantially all located in the PRC and substantially all of the Company’s revenue is derived from within the PRC, no geographical information is presented.

(f)	Foreign currency translation

The functional currency of the Company is the United States Dollar (“US$”) and reporting currency of the Company is Renminbi (“RMB”). The Company’s subsidiaries and VIEs with operations in the PRC, Hong Kong, United States and other jurisdictions use their respective currencies as their functional currencies. The financial statements of the Company’s subsidiaries and VIEs, other than the subsidiaries and VIEs with the functional currency of RMB, are translated into RMB using the exchange rate as of the balance sheet date for assets and liabilities and average exchange rate for the year for income and expense items. Translation gains and losses are recorded in accumulated other comprehensive income or loss as a component of shareholders’ equity.

In the financial statements of the Company’s subsidiaries and VIEs, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the determination of net income or loss during the year in which they occur.

(g)	Revenue recognition

Revenue principally represents online marketing services revenue, commissions on transactions, membership and storefront fees and cloud computing services revenue. Revenue comprises the fair value of the consideration received or receivable for the provision of services in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). Consistent with the criteria of ASC 605 “Revenue Recognition” (“ASC 605”), the Company recognizes revenue when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been provided, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Revenue arrangements with multiple deliverables are divided into separate units of accounting. The arrangement consideration is allocated at the inception of the arrangement to each element based on their relative fair values for revenue recognition purposes. The consideration is allocated to each element using vendor-specific objective evidence or third-party evidence of the standalone selling price for each deliverable, or if neither type of evidence is available, using management’s best estimate of selling price.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(g)	Revenue recognition (Continued)

Revenue arrangements with multiple deliverables primarily relate to the sale of membership packages and online marketing services on the international wholesale marketplace, which are not material to the Company’s total revenue.

In accordance with ASC 605, the Company evaluates whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenue is recorded on a gross basis. When the Company is not the primary obligor, does not bear the inventory risk and does not have the ability to establish the price, revenue is recorded on a net basis.

When services are exchanged or swapped for other services, the exchange is regarded as a revenue-generating transaction unless such exchange was made for services of a similar nature and value, which is not regarded as a revenue-generating transaction. The revenue is measured at the fair value of the services received, adjusted by the amount of any cash or cash equivalents transferred. When the fair value of the services received cannot be measured reliably, the revenue is measured at the fair value of the services provided in a barter transaction, by reference to non-barter transactions involving similar services, adjusted by the amount of any cash or cash equivalents transferred. The amount of revenue recognized for barter transactions was insignificant for each of the periods presented.

Revenue recognition policies for each type of service are analyzed as follows:

Online marketing services revenue

The Company receives service fees from merchants on the retail and wholesale marketplaces for pay for performance (“P4P”) marketing services, display marketing and placement services on the Company’s marketplaces and certain third party marketing affiliates’ websites.

P4P marketing services allow merchants to bid for keywords that match product or service listings appearing in search or browser results on the Company’s marketplaces. Merchants prepay for P4P marketing services and the related revenue is recognized when a user clicks their product or service listings. The positioning of such listings and the price for such positioning are determined through an online auction system, which facilitates price discovery through a market-based mechanism.

Display marketing allows merchants to place advertisements in particular areas of a web page, at fixed prices or prices established by a real-time bidding system, in particular formats and over particular periods of time. Display marketing revenue is generally recognized ratably over the period in which the advertisement is displayed or when an advertisement appears on pages clicked or viewed by users, and only if collection of the resulting receivable is probable.

In delivery of these online marketing services, the Company, through the third-party marketing affiliate program, also places the P4P marketing services content of the participating merchants on third-party websites in the forms of picture or text links through contextual relevance technology to match merchants’ marketing content to the textual content of the third-party website and the users’ attributes based on the Company’s systems and algorithms. When such links on third-party websites are clicked, users are diverted to a landing page of the Company’s marketplaces where listings of the participating merchant as well as similar products or services of other merchants are presented. These other merchants may include those also participating in the online marketing services through the third-party marketing affiliate program or those

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(g)	Revenue recognition (Continued)

only purchasing online marketing services on the Company’s own marketplaces, as well as, in some cases, those who do not purchase online marketing services at all. Revenue is only recognized when such users further click on the P4P marketing content on such landing pages. In limited cases, the Company may embed a search box for one of its marketplaces on such third-party websites, and when a keyword is input into the search box, the user will be diverted to the Company’s website where search results are presented and revenue can be generated through a similar mechanism. For third-party marketing affiliates with whom the Company has an arrangement to share such revenue, traffic acquisition cost is also recognized at the same time if the P4P marketing content on the landing page clicked by the users is from merchants participating in the third-party marketing affiliate program. The Company places display marketing content on third-party websites in a similar manner. Substantially all online marketing services revenue generated through the third-party marketing affiliate program represented P4P marketing services revenue for each of the years presented. P4P marketing service revenue as well as display marketing revenue generated on the Company’s marketplaces or through the third-party marketing affiliate program are recorded on a gross basis principally because the Company is the primary obligor to the merchants in the arrangements.

The Company receives placement services fees from merchants on promotional slots for a specified period on the Company’s Juhuasuan marketplace and recognizes those fees as revenue when the underlying promotional services are provided.

In addition, the Company offers the Taobaoke program which generates commissions from merchants for transactions settled through Alipay and completed by buyers sourced from certain third party marketing affiliates’ websites. A significant portion of such commission is shared with the third party marketing affiliates and the Company’s portion of commission revenue is recognized at the time when the underlying transaction is completed and is recorded on a net basis principally because the Company is not the primary obligor as it does not have latitude in establishing prices or does not have inventory risk. Such commissions earned by the Company are typically determined using a fixed percentage of the fee in the arrangement.

Commissions on transactions

The Company earns commissions from merchants when transactions are completed and settled through Alipay on certain retail marketplaces of the Company. Such commissions are generally determined as a percentage based on the value of merchandise being sold by the merchants. Revenue related to commissions is recognized in the consolidated income statements at the time when the underlying transaction is completed.

Membership and storefront fees

The Company earns membership revenue from sellers in respect of the sale of membership packages and subscriptions which allow them to host premium storefronts on the Company’s wholesale marketplaces. The Company also earns revenue from merchants who subscribe to Wangpu, the Company’s storefront software that includes a suite of tools that assist sellers in upgrading, decorating and managing their storefronts on retail marketplaces. These service fees are paid in advance for a specific contracted service period. All these fees are initially deferred when received and revenue is recognized ratably over the term of the respective service contracts as the services are provided.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(g)	Revenue recognition (Continued)

Cloud computing and Internet infrastructure revenue

The Company earns revenue from cloud computing and Internet infrastructure from the provision of services such as elastic computing, database services and storage and large scale computing services, as well as web hosting and domain name registration. Revenue is recognized at the time when the services are provided or ratably over the term of the service contracts as appropriate.

Interest and other income

Interest income on micro loans (Note 2(r)) is recognized as revenue using the effective interest rate method which is reviewed and adjusted periodically based on changes in estimated cash flows. Other interest income is recognized on a time-proportion basis using the effective interest method, and is classified as “interest and investment income” in the consolidated income statements. Other than the above, receipts of fees in respect of all other incidental services provided by the Company are recognized when services are delivered and the amounts relating to such incidental services are not material to the Company’s total revenue.

(h)	Cost of revenue

Cost of revenue consists primarily of payment processing fees, traffic acquisition costs, expenses associated with the operation of the Company’s websites, such as bandwidth and co-location fees, depreciation and maintenance costs for computers, servers, call centers and other equipment, staff costs and share-based compensation expense, unit-volume driven rebates, business tax and related surcharges, allowance for doubtful accounts in relation to the micro loans and other related incidental expenses that are directly attributable to the Company’s principal operations. Following recent reforms of PRC tax laws, business tax is gradually being replaced by VAT, which is recorded as a reduction of revenue, starting from the year ended March 31, 2013.

(i)	Product development expenses

Product development expenses consist primarily of staff costs and share-based compensation expense and other related incidental expenses that are directly attributable to the development, maintenance and enhancement of the infrastructure, applications, operating systems, software, database and network for the Company’s marketplaces, mobile products as well as transaction and service platforms. In addition, royalty fees accrued and paid to Yahoo are recorded as part of product development expenses (Note 21).

The Company expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites or the development of software and website content. Costs incurred in the development phase are capitalized and amortized over the estimated product life. However, since the inception of the Company, the amount of costs qualifying for capitalization has been insignificant and as a result, all website and software development costs have been expensed as incurred.

(j)	Sales and marketing expenses

Sales and marketing expenses consist primarily of online and offline advertising expenses, promotion expenses, sales commissions, staff costs and share-based compensation expense and other related incidental expenses that are incurred directly to attract or retain buyers and sellers for the Company’s marketplaces.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(j)	Sales and marketing expenses (Continued)

The Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of delivering advertisements in the period in which the advertising space or airtime is used. Advertising and promotional expenses totaled RMB938 million, RMB1,312 million and RMB2,022 million during the years ended March 31, 2012, 2013 and 2014, respectively.

(k)	Share-based compensation

Share-based awards granted to the Company’s employees are measured at fair value on grant date and share-based compensation expense is recognized (i) immediately at the grant date if no vesting conditions are required, or (ii) using the accelerated attribution method, net of estimated forfeitures, over the requisite service period. The fair value of share options is determined using the Black-Scholes valuation model and the fair value of restricted shares and restricted share units (“RSUs”) is determined with reference to the fair value of the underlying shares. Share-based awards granted to non-employees are initially measured at fair value on the grant date and re-measured at each reporting date through the vesting date. Such value is recognized as expense over the respective service period, net of estimated forfeitures. Share-based compensation expense, when recognized, is charged to the consolidated income statements with the corresponding entry to additional paid-in capital or noncontrolling interests as disclosed in Note 2(d).

At each date of measurement, the Company reviews internal and external sources of information to assist in the estimation of various attributes to determine the fair value of the share-based awards granted by the Company, including but not limited to the fair value of the underlying shares, expected life, expected volatility and expected forfeiture rates. As the Company is a private company, the sources utilized to determine those attributes at the date of measurement are subjective in nature and require the Company to use judgment in applying such information to the share valuation models. The Company is required to consider many factors and make certain assumptions during this assessment. If any of the assumptions used to determine the fair value of the share-based awards changes significantly, share-based compensation expense may differ materially in the future from that recorded in the current reporting period.

(l)	Other employee benefits

The Company’s subsidiaries and VIEs in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor and social welfare authorities are responsible for meeting all retirement benefits obligations and the Company’s subsidiaries in the PRC have no further commitments beyond their monthly contributions. The contributions to the plan are expensed as incurred. During the years ended March 31, 2012, 2013 and 2014, contributions to such plan amounting to RMB693 million, RMB816 million and RMB974 million, respectively, were charged to the consolidated income statements.

The Company also makes payments to other defined contribution plans for the benefit of employees employed by subsidiaries outside the PRC. Amounts contributed during the years ended March 31, 2012, 2013 and 2014 were insignificant.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(m)	Income taxes

The Company accounts for income taxes using the liability method, under which deferred income taxes are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that the asset will not be realizable in the foreseeable future.

Deferred taxes are also recognized on the undistributed earnings of subsidiaries, which are presumed to be transferred to the parent company and are subject to withholding taxes, unless there is sufficient evidence to show that the subsidiary has invested or will invest the undistributed earnings indefinitely or that the earnings will be remitted in a tax-free liquidation.

The Company adopts ASC 740-10-25 “Income Taxes” which prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The Company did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended March 31, 2012, 2013 and 2014.

(n)	Government grants

For government grants that are non-operating in nature and with no further conditions to be met, the amounts are recognized as income in other income, net when received. For government grants that contain certain operating conditions, the amounts are recorded as liabilities when received, and are recognized in the consolidated income statements as a reduction of the related costs for which the grants are intended to compensate when the conditions are met.

(o)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rentals applicable to such operating leases are charged to the consolidated income statements on a straight-line basis over the lease term.

(p)	Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Cash and cash equivalents of the Company primarily represent bank deposits, fixed deposits with maturities less than three months and investments in money market funds. As of March 31, 2012, 2013 and 2014, the Company had certain amounts of cash held in accounts managed by Alipay in connection with the provision of online and mobile commerce and related services for a total amount of RMB760 million, RMB898 million and RMB1,294 million, respectively, which have been classified as cash and cash equivalents on the balance sheets.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(q)	Short-term investments

Short-term investments consist primarily of investments in fixed deposits with maturities between three months and one year.

(r)	Loan receivables and secured borrowings

Loan receivables consist primarily of micro loans services to small and medium size enterprises that are merchants on the Company’s marketplaces. Such amounts are recorded at the principal amount less allowance for doubtful accounts relating to micro loans, and include accrued interest receivable as of the balance sheet date. Allowance for doubtful accounts relating to micro loans represents the Company’s best estimate of the losses inherent in the outstanding portfolio of loans. The loan periods extended by the Company to the merchants generally range from 7 days to 360 days. Judgment is required to determine the allowance amounts and whether such amounts are adequate to cover potential bad debts, and periodic reviews are performed to ensure such amounts continue to reflect the best estimate of the losses inherent in the outstanding portfolio of debts. As of March 31, 2012, 2013 and 2014, allowance for doubtful accounts relating to micro loans amounted to RMB12 million, RMB190 million and RMB622 million, respectively. For the years ended March 31, 2012, 2013 and 2014, the charge-offs and recoveries in relation to the allowance for doubtful accounts relating to micro loans were insignificant.

The Company has entered into arrangements with certain third party financial institutions under which the Company has transferred the legal titles or economic benefits in certain loan receivables in exchange for cash proceeds. The Company continues to provide management, administration and collection services on the transferred loan receivables and is subject to certain provisions which require the Company to absorb a portion of the losses incurred in the outstanding portfolio of loan receivables in the event of default. The Company is considered to have retained control over the transferred loan receivables due to the existence of such provisions, and accordingly such loan receivables did not meet the requirements for asset derecognition. Accordingly, the Company recognizes such loan receivables as pledged assets, and the proceeds received from the transfers are recognized as secured borrowings. Such pledged assets recorded in loan receivables amounted to nil, RMB2,429 million and RMB10,217 million as of March 31, 2012, 2013 and 2014, respectively.

(s)	Investment securities

The classification of investment securities is based on the Company’s intent, which is re-evaluated at each balance sheet date, with respect to those securities. Investment securities classified as trading securities, comprising of listed equity securities and financial derivatives such as warrants and equity swaps used as market access products to invest in listed equity securities in the PRC, are carried at fair value with realized or unrealized gains and losses recorded in the consolidated income statements. The securities that the Company has positive intent and ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost. Other investment securities classified as available-for-sale are carried at fair value with unrealized gains and losses recorded in accumulated other comprehensive income (loss) as a component of shareholders’ equity. Realized gains and losses and provision for decline in value judged to be other than temporary, if any, are recognized in the consolidated income statements. In computing realized gains and losses on available-for-sale securities, the Company determines cost based on amounts paid, including direct costs such as commissions to acquire the security, using the average cost method. Other than the above, the Company has applied the fair value option for a convertible bond subscribed during the

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(s)	Investment securities (Continued)

year ended March 31, 2014. Such fair value option permits the irrevocable fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The convertible bond accounted for under the fair value option is carried at fair value with realized or unrealized gains and losses recorded in the consolidated income statements. Interest income is recognized using the effective interest rate method which is reviewed and adjusted periodically based on changes in estimated cash flows. Dividend income is recognized when the right to receive the payment is established.

(t)	Land use rights

Land use rights represent lease prepayments to the local Bureau of Land and Resources. Land use rights are carried at cost less accumulated amortization and impairment losses. Amortization is provided to write off the cost of lease prepayments on a straight-line basis over the period of the right which is 40 - 70 years.

(u)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization less any provision required for impairment in value. Depreciation and amortization are computed using the straight-line method with no residual value based on the estimated useful lives of the various classes of assets, which range as follows:

Computer equipment and software	3 - 5 years
Furniture, office and transportation equipment	3 - 5 years
Buildings	20 - 50 years
Leasehold improvements	shorter of remaining lease period or estimated useful life

Construction in progress represents buildings and related premises under construction, which is stated at actual construction cost less any impairment loss. Construction in progress is transferred to the respective category of property and equipment when completed and ready for its intended use.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation and amortization of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated income statements.

(v)	Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of the acquired entity as a result of the Company’s acquisitions of interests in its subsidiaries and VIEs. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of each reporting unit is less than the carrying amount, the quantitative impairment test is performed.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(v)	Goodwill (Continued)

In performing the two-step quantitative impairment test, the first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for the purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, assigning assets, liabilities and goodwill to reporting units, and determining the fair value of each reporting unit.

(w)	Intangible assets

Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the “contractual-legal” or “separability” criterion. Purchased intangible assets and intangible assets arising from the acquisitions of subsidiaries and VIE subsidiaries are recognized and measured at fair value upon acquisition. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method as follows:

User base and customer relationships	2 - 6 years
Trade names, trademarks and domain names	5 - 12 years
Developed technology and patents	2 - 5 years
Non-compete agreements	over the contracted term from 4 - 6 years

Separately identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds the fair value of the asset.

(x)	Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment of long-lived assets other than investment in equity investees, intangible assets and goodwill was recognized for the years ended March 31, 2012, 2013 and 2014.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(y)	Investment in equity investees

Equity investments represent the Company’s investments in privately held companies and listed securities. The Company applies the equity method to account for an equity investment, in common stock or in-substance common stock, according to ASC 323 “Investment — Equity Method and Joint Ventures”, over which it has significant influence but does not own a majority equity interest or otherwise control.

An investment in in-substance common stock is an investment in an entity that has risk and reward characteristics that are substantially similar to that entity’s common stock. The Company considers subordination, risks and rewards of ownership and obligation to transfer value when determining whether an investment in an entity is substantially similar to an investment in that entity’s common stock.

For other equity investments that are not considered as debt securities or equity securities that have readily determinable fair values and over which the Company neither has significant influence nor control through investment in common stock or in-substance common stock, the cost method is used.

Under the equity method, the Company’s share of the post-acquisition profits or losses of the equity investee is recognized in the consolidated income statements and its share of post-acquisition movements in accumulated other comprehensive income is recognized in shareholders’ equity. The Company records its share of the results of such equity investees on a one quarter in arrears basis. The excess of the carrying amount of the investment over the underlying equity in net assets of the equity investee represents goodwill and intangible assets acquired. When the Company’s share of losses in the equity investee equals or exceeds its interest in the equity investee, the Company does not recognize further losses, unless the Company has incurred obligations or made payments or guarantees on behalf of the equity investee.

Under the cost method, the Company carries the investment at cost and recognizes income to the extent of dividends received from the distribution of the equity investee’s post-acquisition profits.

The Company continually reviews its investments in equity investees to determine whether a decline in fair value below the carrying value is other than temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company’s carrying value; the financial condition, operating performance and the prospects of the equity investee; and other company specific information such as recent financing rounds. If the decline in fair value is deemed to be other than temporary, the carrying value of the equity investee is written down to fair value. Impairment charges of RMB71 million, RMB245 million and RMB119 million were recorded in interest and investment income, net in the consolidated income statements for the years ended March 31, 2012, 2013 and 2014, respectively.

(z)	Interest rate swaps

In accordance with ASC 815 “Derivatives and Hedging”, all contracts that meet the definition of a derivative should be recognized on the consolidated balance sheets as either assets or liabilities and recorded at fair value. Changes in the fair value of interest rate swaps are either recognized periodically in the consolidated income statements or in other comprehensive income depending on the use of the interest rate swaps and whether it qualifies for hedge accounting and is so designated.

Interest rate swaps designated as hedging instruments to hedge against the cash flows attributable to recognized assets or liabilities or forecast payments may qualify as cash flow hedges. During the year ended March 31, 2014, the Company entered into interest rate swaps contracts to swap floating interest payments related to certain borrowings for fixed interest payments to hedge the interest rate risk associated with

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(z)	Interest rate swaps (Continued)

certain forecasted payments and obligations. The effective portion of changes in the fair value of interest rate swaps that are designated and qualify as cash flow hedges is recognized in accumulated other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in interest and investment income (loss), net in the consolidated income statements. Amounts accumulated are removed from accumulated other comprehensive income and recognized in the consolidated income statements in the periods when the underlying hedged transactions (interest payments) affect the consolidated income statements. The fair value of the hedging instruments held by the Company was nil, nil and RMB36 million as of March 31, 2012, 2013 and 2014, respectively, and is recorded in prepayments, receivables and other assets in the consolidated balance sheets.

Changes in the fair value of interest rate swaps not qualified for hedge accounting are reported in consolidated income statements. The estimated fair value of interest rate swaps is determined at discrete points in time based on the relevant market information. These estimates are calculated with reference to the market rates using industry standard valuation techniques. The fair value of the interest rate swaps not qualified for hedge accounting held by the Company was nil, nil and RMB102 million as of March 31, 2012, 2013 and 2014, respectively, and is recorded in prepayment, receivables and other assets in the consolidated balance sheets. The gain on the fair value change of the interest rate swaps not qualified for hedge accounting held by the Company was nil, nil, and RMB102 million for the years ended March 31, 2012, 2013 and 2014, respectively and such amounts were recorded in interest and investment income, net in the consolidated income statements.

(aa)	Merchant deposits

The Company collects deposits, representing an annual upfront service fee from merchants on Tmall at the beginning of each calendar year. These deposits are initially recorded as a liability by the Company. Such deposits are refundable to a merchant depending on the level of sales volume that is generated by that merchant on Tmall during the period. If the transaction volume target is not met at the end of each calendar year, the relevant deposits will be non-refundable and such portion of the deposits is recognized as revenue in the consolidated income statements.

(ab)	Deferred revenue and customer advances

Deferred revenue and customer advances represent service fees received from customers that relate to services to be provided in the future. Deferred revenue, mainly relating to membership and storefront fees, is stated at the amount of service fees received less the amount previously recognized as revenue upon the provision of the respective services over the terms of the respective service contracts.

(ac)	Treasury shares

The Company accounts for treasury shares using the cost method. Under this method, the cost incurred to purchase the shares is recorded in the treasury shares account on the consolidated balance sheets. At retirement, the ordinary shares account is charged only for the aggregate par value of the shares. The excess of the acquisition cost of treasury shares over the aggregate par value is allocated between additional paid-in capital (up to the amount credited to the additional paid-in capital upon original issuance of the shares) and retained earnings. The treasury shares account includes 15,000,000, 15,000,000 and 33,000,000 ordinary shares issued to subsidiaries of the Company for the purpose of certain equity investment plans for management, which were issued at par value, as of March 31, 2012, 2013 and 2014, respectively.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

2.	Summary of significant accounting policies (Continued)

(ad)	Subscription receivables

The Company made available loans to certain employees of the Company and its related companies in order to finance their exercise of share options and subscription for ordinary shares of the Company (Note 13). The participants of all such loans have pledged the ownership of their ordinary shares or restricted shares as security for these loans. For accounting purposes, loans outstanding with respect to the exercise of vested options and share subscription are recorded as subscription receivables in equity. Further, unvested options that were exercised are recorded as other current liabilities and they are transferred to equity upon vesting.

(ae)	Statutory reserves

In accordance with the relevant regulations and their articles of association, subsidiaries of the Company incorporated in the PRC are required to allocate at least 10% of their after-tax profit determined based on the PRC accounting standards and regulations to the general reserve until such reserve has reached 50% of the relevant subsidiary’s registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the respective board of directors of the subsidiaries. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances or cash dividends. During the years ended March 31, 2012, 2013 and 2014, appropriations to the general reserve amounted to RMB373 million, RMB241 million and RMB1,137 million, respectively. No appropriations to the enterprise expansion fund and staff welfare and bonus fund have been made by the Company.

(af)	Convenience translation

Translations of balances in the consolidated balance sheet, consolidated income statement, consolidated statement of comprehensive income and statement of cash flows from RMB into US$ as of and for the year ended March 31, 2014 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB6.2036, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2014. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2014, or at any other rate.

(ag)	Pro forma information (unaudited)

Unaudited pro forma basic and diluted earnings per share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the periods plus 91,243,312 ordinary shares resulting from the assumed conversion of all of the outstanding Convertible Preferred Shares upon the closing of the initial public offering of the Company’s ordinary shares as if such conversion had occurred at the beginning of the periods, or when the Convertible Preference Shares were issued, if later.

3.	Recent accounting pronouncements

In July 2012, the FASB issued revised guidance on “Testing Indefinite-Lived Intangible Assets for Impairment.” The revised guidance provides an entity the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform a quantitative impairment test by comparing the fair value with the carrying amount in accordance with U.S. GAAP. The revised guidance was adopted by the Company beginning in the year ended March 31, 2014. This revised guidance does not have a material effect on the Company’s financial position, results of operations or cash flows.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

3.	Recent accounting pronouncements (Continued)

In February 2013, the FASB issued revised guidance on “Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The revised guidance does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the revised guidance requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The revised guidance was early adopted by the Company beginning in the year ended March 31, 2012. The revised guidance does not have a material effect on the Company’s financial position, results of operations or cash flows.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” which provides that a liability related to an unrecognized tax benefit would be presented as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. The new guidance is effective prospectively for the Company for the year ending March 31, 2015. The new guidance will not have a material effect on the Company’s financial position, results of operations or cash flows.

In April 2014, the FASB issued ASU 2014-08, “Reporting of Discontinued Operations and Disclosures of Disposals of Components of an Entity,” which provides a narrower definition of discontinued operations than under existing U.S. GAAP. ASU 2014-08 requires that only a disposal of a component of an entity, or a group of components of an entity, that represents a strategic shift that has, or will have, a major effect on the reporting entity’s operations and financial results should be reported in the financial statements as discontinued operations. ASU 2014-08 also provides guidance on the financial statement presentations and disclosures of discontinued operations. The new guidance is effective prospectively for the Company to all new disposals of components and new classification as held for sale beginning April 1, 2015. The Company is evaluating the effects, if any, of the adoption of this guidance will have on the Company’s financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in “Topic 605, Revenue Recognition” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective retrospectively for the Company for the interim reporting period ending June 30, 2017, with early application not permitted. The Company is evaluating the existing revenue recognition policies to determine whether any contracts in the scope of the guidance will be affected by the new requirements.

4.	Significant acquisition and equity transactions

(a)	Initial Repurchase of Ordinary Shares from Yahoo

In September 2012, the Company completed the repurchase of 523 million ordinary shares from Yahoo for a total consideration of US$7.1 billion (RMB44.9 billion) (the “Initial Repurchase”). Out of the total consideration, US$6.3 billion (RMB39.8 billion) was paid in cash and the balance was settled in preference shares of the Company with a liquidation preference amount of US$800 million (RMB5.1 billion) (the “Redeemable Preference Shares”). The shares repurchased from Yahoo were subsequently retired by the

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

4.	Significant acquisition and equity transactions (Continued)

(a)	Initial Repurchase of Ordinary Shares from Yahoo (Continued)

Company during the year ended March 31, 2013. Further, the repurchase agreement was amended to provide that upon a qualified initial public offering of the Company meeting certain specified criteria (a “Qualified IPO”), Yahoo must sell or transfer, at the Company’s election, up to 208 million ordinary shares (prior to such amendment, 261.5 million ordinary shares) either in the Qualified IPO or to the Company at the initial public offering price per share in the Qualified IPO less certain specified fees and commissions.

The holders of the Redeemable Preference Shares were entitled to cumulative, semi-annual dividends at a rate of up to 10% per annum, subject to certain adjustments tied to the credit assessment of the Company, with at least 3% per annum payable in cash on pre-determined dividend payment dates and the remaining amount accrued to the liquidation preference. The Redeemable Preference Shares were redeemable at an amount equal to the liquidation preference plus accrued and unpaid dividends at the Company’s option at any time, and were mandatorily redeemable at the earlier of the tenth anniversary of the closing date of their issuance or the occurrence of certain specified events. The Redeemable Preference Shares had no voting rights and are not convertible into ordinary shares. For accounting purposes, the Redeemable Preference Shares were classified as liabilities because they are mandatorily redeemable by the Company. Dividends on the Redeemable Preference Shares amounting to RMB271 million and RMB96 million for the year ended March 31, 2013 and 2014, respectively, were recognized as interest expense in the consolidated income statements and credited to accrued expenses, accounts payable and other current liabilities on the balance sheets. Any accrued and unpaid dividends not being settled in cash are to be reclassified to the carrying value of the Redeemable Preference Shares on the pre-determined dividend payment dates. The Redeemable Preference Shares were subsequently redeemed in May 2013.

Concurrent with the closing of the Initial Repurchase, the Company and Yahoo amended the existing Technology and Intellectual Property Licensing Agreement (“TIPLA”), pursuant to which the Company made a lump sum payment in the amount of US$550 million (RMB3,487 million) to Yahoo. Under the amended agreement, the existing royalty payment arrangement now continues until the fourth anniversary of the effective date of the amendment, unless a Qualified IPO is consummated at an earlier date which would terminate the royalty payment arrangement upon the consummation of a Qualified IPO. The lump sum payment of US$550 million (RMB3,487 million) was recognized as an expense in full immediately.

The Initial Repurchase and the lump sum royalty payment described above were financed by the Redeemable Preference Shares as well as by (i) the issuance of ordinary shares of the Company for total proceeds of US$2.6 billion (RMB16.4 billion); (ii) the issuance of convertible preference shares of the Company with a liquidation preference of US$1.7 billion (RMB10.7 billion) (the “Convertible Preference Shares”), net of issuance cost of RMB157 million; (iii) certain loan facilities obtained by the Company (Note 20); and (iv) existing cash of the Company.

The Convertible Preference Shares are redeemable at an amount equal to their liquidation preference plus accrued and unpaid dividends at the Company’s option at any time subsequent to the first anniversary of the issue date if certain conditions are met, and are mandatorily redeemable on the fifth anniversary of the issue date unless previously redeemed. The holders of the Convertible Preference Shares are entitled to semi-annual dividends at a pre-determined rate until such shares are redeemed. Such dividend rate shall be 2.0% per annum prior to the second anniversary of the issuance date, 5.0% per annum commencing on the second anniversary of the issuance date until the mandatory redemption date, and 8.0% per annum thereafter until the Convertible Preference Shares are redeemed or converted into ordinary shares. The Convertible Preference Shares are convertible at the holder’s option at any time at an initial conversion price of US$18.50 per share subject to certain adjustments, and shall be mandatorily converted concurrently with the closing of

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

4.	Significant acquisition and equity transactions (Continued)

(a)	Initial Repurchase of Ordinary Shares from Yahoo (Continued)

a qualified IPO as defined in the Convertible Preference Share purchase agreement. The holders of such shares have no voting rights. The Convertible Preference Shares are classified in the mezzanine section between liabilities and equity on the balance sheets due to their mandatory redemption provision. Costs incurred in connection with the issuance of the Convertible Preference Shares are recorded as a reduction of the related proceeds received, and the related accretion will be charged against additional paid-in capital over the period from the issuance date until the mandatory redemption date of such shares.

As part of the Initial Repurchase, the Company agreed to reimburse Yahoo in the event PRC tax is imposed on the capital gains earned by Yahoo in connection with the Initial Repurchase, equal to the lesser of (i) one half of the excess of (a) such PRC tax liability over (b) certain tax credits which Yahoo can utilize to reduce the amount of tax imposed in the United States, and (ii) US$100 million (RMB622 million). As of March 31, 2013 and 2014, given the uncertainty in interpretation of the applicability of PRC tax on the Initial Repurchase, the Company has determined that the amount of such payment is not reasonably estimable. As such, the Company has not accrued for any contingent loss in connection with this arrangement as of March 31, 2013 and 2014.

(b)	Privatization and other share repurchase transactions related to Alibaba.com Limited

In May 2012, the proposal to privatize Alibaba.com Limited by way of a scheme of arrangement under Section 86 of the Cayman Islands Companies Law was approved by a sufficient majority of the independent shareholders of Alibaba.com Limited. As part of the privatization, all outstanding shares of Alibaba.com Limited, other than those held by the Company were cancelled in exchange for a cash payment of HK$13.50 per share, for a total amount of RMB15.1 billion. On June 20, 2012, the scheme of arrangement was approved and the listing of the shares in Alibaba.com Limited on the Hong Kong Stock Exchange was withdrawn. The rationale for the privatization was to enable Alibaba.com Limited to enhance and realign its strategies with a focus on longer term benefits to its business. Further, all outstanding share-based awards relating to shares of Alibaba.com Limited were cancelled in exchange for an agreement to make a cash payment to the holders of the awards. The Company offered HK$13.50 for each RSU and restricted share and an amount equal to HK$13.50 minus the relevant exercise price for each share option. The agreement provided that the cash payment to former holders of such awards would be made by the Company in accordance with the pre-existing vesting schedules for the original grants of the awards. As of March 31, 2013 and 2014, the Company had commitments to pay RMB384 million and RMB133 million, respectively, upon vesting of such cancelled share-based awards, of which RMB238 million and RMB87 million was recorded as accrued expenses, accounts payable and other current liabilities on the balance sheets, respectively. During the year ended March 31, 2013, the incremental share-based compensation expense of RMB64 million was recognized in the consolidated income statement in connection with the modification with respect to the cash settlement of the vested awards. Following the privatization, Alibaba.com Limited became a wholly-owned subsidiary of the Company, which resulted in a reduction in noncontrolling interest of RMB2,636 million.

During the year ended March 31, 2012, the Company, directly or indirectly through Alibaba.com Limited, purchased a total of 68,164,000 shares of Alibaba.com Limited at an aggregate consideration of RMB419 million. These transactions were accounted for as equity transactions whereby the excess of purchase price over the carrying value of the related noncontrolling interests acquired were charged to additional paid-in capital and no gains or losses were recognized in the consolidated income statement.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

4.	Significant acquisition and equity transactions (Continued)

(c)	Restructuring of Payment Services

Pursuant to the regulations issued by the People’s Bank of China, non-bank payment companies were required to obtain a license in order to operate a payment business in the PRC. These regulations provided specific guidelines for license applications only for domestic PRC-owned entities. These regulations stipulated that, in order for any foreign-invested payment company to obtain a license, the scope of business, the qualifications of any foreign investor and any level of foreign ownership would be subject to future regulations to be issued, which in addition would require approval by the PRC State Council. Further, the regulations required that any payment company that failed to obtain a license must cease operations by September 1, 2011. Although Alipay was prepared to submit its license application in early 2011, at that time the PBOC had not issued any guidelines applicable to license applications for foreign-invested payment companies (and no such guidelines have been issued as of the date of this prospectus). In light of the uncertainties relating to the license qualification and application process for a foreign-invested payment company, the Company’s management determined that it was necessary to restructure Alipay as a company wholly-owned by PRC nationals in order to avail Alipay of the specific licensing guidelines applicable only to domestic PRC-owned entities. Accordingly, the Company divested all of its interest in and control over Alipay, which resulted in deconsolidation of Alipay from the financial statements.

As part of the restructuring, the loan extended for the funding of paid-in capital of Zhejiang Ant Small and Micro Financial Services Company, Ltd. (formerly known as Zhejiang Alibaba E-Commerce Co., Ltd.) (“Small and Micro Financial Services Company”) that held the equity interests of Alipay was repaid by the management members in full to the Company during the year ended March 31, 2011. Certain agreements entered into between the Company and Small and Micro Financial Services Company, such as the loan agreement, the pledge agreement for the same equity interests held by certain management members of the Company, the option agreement to acquire the equity interests in Small and Micro Financial Services Company when permitted by the PRC laws, among others (the “Agreements”), which allowed the Company to control Small and Micro Financial Services Company, were also terminated.

Following the restructuring during the year ended March 31, 2011, the Company has not consolidated or equity accounted for the entities engaging in Payment Services because the Company has no direct and indirect investment in and does not control or have significant influence over Small and Micro Financial Services Company, Alipay and their subsidiaries.

During the year ended March 31, 2012, the Company entered into the following commercial arrangements, among others, with APN Ltd., a company owned by two directors of the Company, Yahoo, SoftBank, Alipay, Small and Micro Financial Services Company, and Small and Micro Financial Services Company’s equity holders, setting out the mechanism for the future collaboration among the relevant parties relating to the Payment Services:

(i)	Framework Agreement

Pursuant to the terms of the Framework Agreement, the Company will receive from Small and Micro Financial Services Company an amount equal to 37.5% of the equity value of Alipay less US$500 million (RMB3,102 million), being the face value of the Promissory Note payable, upon a Liquidity Event as defined in this agreement (the “Liquidity Payment”). Under no circumstances will the amount of the Liquidity Payment plus US$500 million be less than US$2.0 billion (RMB12.4 billion) or more than US$6.0 billion (RMB37.2 billion), subject to certain increases and additional payments if a Liquidity Event does not occur by the sixth anniversary of the agreement. If a Liquidity Event does not occur by the tenth anniversary of this agreement, the Company will have a right to demand Small and

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

4.	Significant acquisition and equity transactions (Continued)

(c)	Restructuring of Payment Services (Continued)

Micro Financial Services Company and Alipay to effect a Liquidity Event as soon as practicable, provided that the equity value or enterprise value of Alipay at such time exceeds US$1.0 billion (RMB6.2 billion). If the Liquidity Event is demanded by the Company, the minimum amount of US$2.0 billion (RMB12.4 billion) described above will not apply to the Liquidity Payment, unless the Liquidity Event is effected by means of a transfer of more than 37.5% of the securities of Alipay. Upon payment of the Liquidity Payment, certain assets and intellectual property related to the operations of Payment Services, which were retained by the Company (the “Retained Business Assets”), will be transferred to Alipay.

“Liquidity Event” means the earliest to occur of: (a) a qualified initial public offering of Alipay; (b) a transfer of 37.5% or more of the securities of Alipay; or (c) a sale of all or substantially all of the assets of Alipay.

In addition, the Company received a non-interest bearing promissory note (the “Promissory Note”) in the principal amount of US$500 million (RMB3,102 million) with a seven-year maturity from APN Ltd. The Promissory Note was secured by a pledge of 50 million ordinary shares of the Company, which were contributed by two directors of the Company to APN Ltd. The Promissory Note formed part of the consideration for the transfer of the Retained Business Assets upon the Liquidity Event and the Promissory Note was payable upon the earlier of the occurrence of the Liquidity Event or December 14, 2018. The Framework Agreement was subsequently amended and pursuant to the terms of the amendment, the Promissory Note was cancelled and the amount of the Liquidity Payment which the Company would be entitled to receive in the event of a Liquidity Event was increased by US$500 million, the principal amount of the cancelled Promissory Note (Note 25).

(ii)	Intellectual Property License and Software Technology Services Agreement

Under the terms of this agreement, the Company licenses certain intellectual property and provides certain software technology services to Alipay in exchange for a royalty fee and software technology services fee in an amount equal to the costs incurred by the Company in providing the software technology services plus 49.9% of the consolidated pre-tax income of Alipay and its subsidiaries, subject to downward adjustments upon certain dilutive equity issuances by Small and Micro Financial Services Company or Alipay, but in no case below 30.0% (Note 21). If Alipay incurs a pre-tax loss, the fee that the Company would charge Alipay would equal the costs incurred by the Company in providing the software technology services. This agreement will terminate at the earlier of (a) the payment of the Liquidity Payment, and (b) such time when termination may be required by applicable regulatory authorities in connection with a qualified initial public offering by Alipay. Income in connection with the royalty fee and software technology services fee, net of costs incurred by the Company, of RMB27 million, RMB277 million and RMB1,764 million was recorded in other income in the consolidated income statements for the years ended March 31, 2012, 2013 and 2014, respectively.

(iii)	Commercial Agreement

Under the terms of this agreement, the Company receives payment processing services from Alipay, the fee rate for which is subject to review and approval by the Company’s independent directors designated by Yahoo and SoftBank on an annual basis (the “Payment Processing Fee”) (Note 21). This agreement has an initial term of fifty years and shall be renewable thereafter. If the commercial

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

4.	Significant acquisition and equity transactions (Continued)

(c)	Restructuring of Payment Services (Continued)

agreement is required by applicable regulatory authorities to be modified in certain circumstances, a one-time payment may be payable to the Company by Small and Micro Financial Services Company as compensation for the impact of such adjustment. Expenses in connection with the Payment Processing Fee of RMB1,307 million, RMB1,646 million and RMB2,349 million were recorded in cost of revenue in the consolidated income statements for the years ended March 31, 2012, 2013 and 2014, respectively.

All closing conditions attached to the Framework Agreement and related supplemental arrangements were fulfilled in December 2011.

For accounting purposes, the expected fair values of the Liquidity Payment and the Promissory Note are expected to approximate the expected fair values of the Retained Business Assets to be transferred upon payment of the Liquidity Payment, at which time the Intellectual Property License and Software Technology Services Agreement will be terminated. As the Company has entered into this arrangement to pre-determine the mechanism for determining the consideration in the event of a contingent liquidity event that has not occurred, there is no substantive economic value realized or realizable by the Company in these agreements. Accordingly, the Company will account for the Liquidity Payment and the Promissory Note upon the occurrence of the Liquidity Event if the collection of such payments is probable. Further, the Company will account for the royalty and software technology services fee and the Payment Processing Fee in the periods when the services are provided. Such software technology services fee and Payment Processing Fee are expected to approximate the estimated fair values of the services provided. The results of the restructuring of Payment Services were recognized in the consolidated financial statements during the year ended March 31, 2011.

Pursuant to the Intellectual Property License and Software Technology Services Agreement, the Company is entitled to a service fee equal to 49.9% of the consolidated pre-tax income of Alipay and its subsidiaries. The Company is exposed to significant variability in Alipay through such contractual arrangement even though the Company has no equity interest in Alipay. The Company is not considered the primary beneficiary of Alipay due to the fact that the Company does not have any equity interest in Alipay and does not possess the power to direct activities of Alipay that would most significantly impact its economic performance. As a result, Alipay is an unconsolidated VIE.

The nature of the Company’s involvement with Alipay, when that involvement began and details of Alipay including its nature, purpose, size and activities have been disclosed above.

The assets and liabilities in the Company’s consolidated balance sheet that relate to Alipay are the amounts due from and due to Alipay. The amounts due from Alipay were RMB27 million, RMB93 million and RMB1,621 million as of March 31, 2012, 2013 and 2014, respectively, and the amounts due to Alipay were RMB544 million, RMB285 million and RMB128 million as of March 31, 2012, 2013 and 2014, respectively.

The Company considers the maximum exposure to loss as a result of its involvement with Alipay relates to the net amounts due from Alipay which were nil, nil and RMB1,493 million as of March 31, 2012, 2013 and 2014, respectively.

(d)	Other acquisitions

In March 2013, the Company completed an acquisition of the remaining noncontrolling interests of HiChina Group Limited (“HiChina”), a partially owned subsidiary of which the Company held 79.1% of the

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

4.	Significant acquisition and equity transactions (Continued)

(d)	Other acquisitions (Continued)

economic interests immediately prior to the acquisition. The total purchase price consisted of cash consideration of RMB335 million, as well as ordinary shares, the fair value of which equaled RMB141 million as of the acquisition date which was recorded as an equity transaction.

Other acquisitions that constitute business combinations are summarized in the following table:

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Net assets	316	540	24
Identifiable intangible assets	123	104	486
Deferred tax liabilities	—	(23)	(29)

	439	621	481

Noncontrolling interests	(97)	(294)	—

Net identifiable assets acquired	342	327	481
Goodwill	48	152	543

Total purchase consideration	390	479	1,024
Fair value of previously held equity interests	(68)	(300)	—
Purchase consideration settled	(313)	(96)	(731)

Contingent/deferred consideration as of year end	9	83	293

Total purchase consideration comprised of:
- cash consideration	322	140	843
- fair value of previously held equity interests	68	300	—
- share-based consideration	—	39	181

Total	390	479	1,024

A gain of RMB11 million, a loss of RMB4 million and nil were recognized in relation to the revaluation of previously held equity interest related to step acquisitions in the consolidated income statements for the years ended March 31, 2012, 2013 and 2014, respectively.

As of March 31, 2012, 2013 and 2014, the Company assessed the operating and financial targets in connection with previous contingent consideration arrangements, and revised the fair value of the contingent consideration payable. As a result, the Company recognized a decrease in fair value of contingent consideration of RMB28 million for the year ended March 31, 2012, and an increase in fair value of contingent consideration of RMB13 million and RMB178 million in the consolidated income statements for the years ended March 31, 2013 and 2014, respectively.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

5.	Revenue

Revenue breakdown is as follows:

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
China commerce
Retail (i)
Online marketing services	9,804	19,697	29,729
Commission	2,915	6,161	12,023
Others	703	1,112	1,080

	13,422	26,970	42,832
Wholesale (ii)	2,215	2,197	2,300

Total China commerce	15,637	29,167	45,132

International commerce
Retail (iii)	223	392	938
Wholesale (iv)	3,542	3,768	3,913

Total international commerce	3,765	4,160	4,851

Cloud computing and Internet infrastructure (v)	515	650	773
Others (vi)	108	540	1,748

Total	20,025	34,517	52,504

(i)	Revenue from China commerce retail is primarily generated from the Company’s China retail marketplaces.
(ii)	Revenue from China commerce wholesale is primarily generated from 1688.com and includes fees from memberships and value-added services and online marketing services revenue.
(iii)	Revenue from International commerce retail is primarily generated from AliExpress.
(iv)	Revenue from International commerce wholesale is primarily generated from Alibaba.com and includes fees from memberships and value-added services and online marketing services revenue.
(v)	Revenue from cloud computing and Internet infrastructure is primarily generated from the provision of services, such as data storage, elastic computing, database and large scale computing services, as well as web hosting and domain name registration.
(vi)	Other revenue mainly represents interest income generated from micro loans.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

5.	Revenue (Continued)

Revenue by type of service is as follows:

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Online marketing services
P4P	8,136	15,502	23,809
Display marketing	1,888	2,628	4,060
Other online marketing services	504	2,551	3,059

Total online marketing services	10,528	20,681	30,928
Commission	3,002	6,412	12,778
Membership fees and value-added services	5,098	5,086	5,135
Others (i)	1,397	2,338	3,663

Total	20,025	34,517	52,504

(i)	Other revenue mainly represents revenue from cloud computing and Internet infrastructure, interest income generated from micro loans and storefront fees.

6.	Other income, net

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Government grants (i)	200	388	252
Royalty fee and software technology services fee charged to Alipay (Note 21)	27	277	1,764
Others	100	229	413

Total	327	894	2,429

(i)	Government grants mainly represent amounts received from central and local governments in connection with the Company’s investments in local business districts and contributions to technology development.

7.	Income tax

Composition of income tax expenses

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Current income tax expense	692	1,353	1,730
Deferred taxation	150	104	1,466

	842	1,457	3,196

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

7.	Income tax (Continued)

Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax is imposed. The Company’s subsidiaries incorporated in Hong Kong were subject to the Hong Kong profits tax rate at 16.5% for the years ended March 31, 2012, 2013 and 2014.

Current income tax expense primarily represents the provision for PRC Enterprise Income Tax (“EIT”) for subsidiaries operating in the PRC. These subsidiaries are subject to EIT on their taxable income as reported in their respective statutory financial statements adjusted in accordance with the relevant tax laws, rules and regulations in the PRC.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%. In addition, the EIT Law provides for, among others, a preferential tax rate of 15% for enterprises qualified as High and New Technology Enterprises. Further, certain subsidiaries were recognized as having status as a Software Enterprise and thereby entitled to enjoy full exemption from EIT for two years beginning with their first profitable year, a 50% reduction for the subsequent three years and a tax rate of 15% thereafter. Furthermore, a duly recognized Key Software Enterprise within China’s national plan can enjoy a preferential EIT rate of 10%. The Key Software Enterprise status is subject to review by the relevant authorities every two years, including by the State Administration for Taxation. The timing of the annual review and notification by the relevant authorities may vary from year to year, and the related tax adjustments in relation to the change in applicable EIT rate are accounted for in the period in which the Key Software Enterprise status is recognized.

The tax status of the major profitable subsidiaries of the Company with taxable profits is described below:

•	Alibaba (China) Technology Co. Ltd. (“Alibaba China”), an entity primarily engaged in the operations of the Company’s wholesale marketplaces, was recognized as a High and New Technology Enterprise and Key Software Enterprise during the taxation years of 2011, 2012 and 2013 and was thereby subject to an EIT rate of 10% in respect of these taxation years.

•	Taobao (China) Software Co. Ltd. (“Taobao China”), an entity primarily engaged in the operations of Taobao Marketplace, was recognized as a High and New Technology Enterprise and has been granted the Software Enterprise status and is thereby entitled to enjoy an income tax exemption for two years beginning with its first profitable year in 2010, and a 50% reduction for the subsequent three years starting in 2012. Accordingly, Taobao China was exempted from EIT during the taxation year of 2011 and subject to an EIT rate of 12.5% during the taxation year of 2012. Taobao China was recognized as a Key Software Enterprise during the taxation year of 2012 and 2013 and was subject to an EIT rate of 10% during such years.

•	Zhejiang Tmall Technology Co. Ltd. (“Tmall China”), an entity primarily engaged in the operations of Tmall, was recognized as a High and New Technology Enterprise and has been granted the Software Enterprise status and is thereby entitled to enjoy an income tax exemption for two years beginning with its first profitable year in taxation year of 2012, and a 50% reduction for the subsequent three years starting in taxation year of 2014. Accordingly, Tmall China was exempted from EIT during the taxation years of 2012 and 2013.

Most of the remaining PRC entities of the Company are subject to EIT at 25% for the years ended March 31, 2012, 2013 and 2014.

Pursuant to the EIT Law, a 10% withholding tax is levied on dividends declared by PRC companies to their foreign investors. A lower withholding tax rate of 5% is applicable if direct foreign investors with at least

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

7.	Income tax (Continued)

25% equity interest in the PRC company are incorporated in Hong Kong and meet the conditions or requirements pursuant to the tax arrangement between the PRC and Hong Kong. Since the equity holders of the major subsidiaries of the Company are Hong Kong incorporated companies, the Company has used 5% to provide for deferred tax liabilities on retained earnings which are anticipated to be distributed. As of March 31, 2013, the amounts accrued in deferred tax liabilities relating to withholding tax on dividends were determined on the basis that 100% of the distributable reserves of the major subsidiaries operating in the PRC will be distributed as dividends.

Composition of deferred tax assets and liabilities

	March 31,
	2012	2013	2014
	(in millions of RMB)
Deferred tax assets
Current:
Deferred revenue and customer advances	47	52	29
Tax losses carried forward and others (i)	372	231	283

	419	283	312
Less: Valuation allowance	(322)	(75)	(121)

Total deferred tax assets, current portion (Note 13)	97	208	191

Non-current:
Deferred revenue and customer advances	22	29	30
Property and equipment	19	19	14
Tax losses carried forward and others (i)	866	947	908

	907	995	952
Less: Valuation allowance	(864)	(943)	(886)

Total deferred tax assets, non-current portion (Note 13)	43	52	66

Total deferred tax assets	140	260	257

Deferred tax liabilities
Non-current:
Withholding tax on undistributed earnings (ii)	(357)	(590)	(2,034)
Identifiable intangible assets	(56)	(53)	(72)
Others	—	—	(30)

Total deferred tax liabilities	(413)	(643)	(2,136)

Net deferred tax liabilities	(273)	(383)	(1,879)

(i)	Others primarily represent accrued expenses which are not deductible until paid under PRC tax laws.
(ii)	The related deferred tax liabilities as of March 31, 2012, 2013 and 2014 were provided in full amount in respect of the distributable reserves of Alibaba China, Taobao China, Tmall China and certain other PRC subsidiaries.

Valuation allowances have been provided on the deferred tax assets mainly arising from the tax losses carried forward due to the uncertainty surrounding their realization. Alternatively, if events occur in the future that allow the Company to realize more of its deferred tax assets than the presently recorded amount, an adjustment to the valuation allowances will increase income when those events occur.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

7.	Income tax (Continued)

As of March 31, 2014, the accumulated tax losses of subsidiaries incorporated in Hong Kong, the United States and a branch established in Taiwan, subject to the agreement of the relevant tax authorities, of RMB1,026 million, RMB881 million and RMB6 million, respectively, are allowed to be carried forward to offset against future taxable profits. Such carry forward of tax losses in Hong Kong has no time limit, while the tax losses in the United States will expire, if unused, in the years ending March 31, 2019 through 2034. The tax losses in Taiwan will expire, if unused, in the years ending March 31, 2018 through 2024. The accumulated tax losses of subsidiaries incorporated in PRC, subject to the agreement of the PRC tax authorities, of RMB1,819 million as of March 31, 2014 will expire, if unused, in the years ending March 31, 2014 through 2018.

Reconciliation of the differences between the statutory EIT rate applicable to profits of the consolidated entities and the income tax expenses of the Company:

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB, except per share data)
Income before income tax and share of results of equity investees	5,532	10,112	26,802
Income tax computed at statutory EIT rate (25%)	1,383	2,528	6,701
Effect of different tax rates available to different jurisdictions	11	79	(9)
Effect of tax holiday and preferential tax benefit on assessable profits of subsidiaries incorporated in the PRC	(1,717)	(3,744)	(6,414)
Non-deductible expenses and non-taxable income (i)	510	1,806	1,657
Tax savings from additional deductions on certain research and development expenses available for subsidiaries incorporated in the PRC (ii)	(131)	(293)	(483)
Withholding tax on the earnings remitted and anticipated to be remitted	487	863	1,445
Change in valuation allowance and others	299	218	299

Income tax expenses	842	1,457	3,196

Tax holiday effect on current income tax inside the PRC	1,729	3,760	6,425
Effect of tax holidays inside the PRC on basic earnings per share (RMB)	0.70	1.64	2.95

(i)	Expenses not deductible for tax purposes and non-taxable income primarily represent share-based compensation expense, equity-settled donation expense, Yahoo TIPLA amendment payment, interest expense, exchange differences and investment income (loss).
(ii)	This amount represents tax incentives relating to the research and development expenses of certain major operating subsidiaries in the PRC. This tax incentive enables the Company to claim an additional tax deduction amounting to 50% of the research and development expenses incurred.

8.	Share-based awards

1999 Plan

On November 15, 1999, the Company adopted an employee share option plan (the “1999 Plan”). Under the 1999 Plan, incentive share options and share appreciation rights could be granted to employees, and

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

8.	Share-based awards (Continued)

non-qualified share options could be granted to employees, directors and consultants. A total of 138,000,000 ordinary shares were reserved and available for grant and issuance pursuant to the 1999 Plan. All share options granted under the 1999 Plan are subject to dilution protection should the capital structure of the Company be affected by a share split, reverse share split, share dividend or other dilutive action.

2004 Plan

On May 13, 2004, the Company adopted a new share option plan (the “2004 Plan”) which provided for the issuance of up to 97,200,000 ordinary shares of the Company. The terms of the 2004 Plan were substantially similar to the terms of the 1999 Plan, except that the 2004 Plan did not provide for the issuance of share appreciation rights. In addition to incentive share options and non-qualified share options, the 2004 Plan provided for the issuance of share purchase rights to employees, directors and consultants.

2005 Plan

On June 1, 2005, the Company adopted a new share option plan (the “2005 Plan”). The maximum aggregate number of shares which were subject to share options issued under the 2005 Plan, as amended, was 129,922,272 shares, plus that number of shares authorized for issuance under the Company’s 1999 Plan and the 2004 Plan, to the extent that the share options or share purchase rights relating to which had not been granted, had expired without having been exercised in full or had become unexercisable. On March 28, 2007, the Company further approved the allocation of an additional pool of 8,000,000 shares to the 2005 Plan. The 2005 Plan had substantially similar terms as the 2004 Plan except that it allowed for repurchase of ordinary shares issued upon exercise of share options and forfeiture of unexercised options granted to participants joining a competitor or terminated for cause.

2007 Plan

On April 12, 2007, the Company adopted a new share incentive plan (the “2007 Plan”). Options, restricted shares, RSUs, dividend equivalent rights, share appreciation rights and share payments may be granted under the 2007 Plan. The maximum aggregate number of shares which are subject to awards under the 2007 Plan is 56,800,000 shares, plus (i) that number of shares authorized for issuance under all previous plans of the Company but that were not granted under options or share purchase rights pursuant to all previous plans, and (ii) the number of shares that were granted under options or share purchase rights pursuant to all previous plans of the Company but have expired without having been exercised in full or have otherwise become unexercisable. The 2007 Plan had a ten-year term and similar terms as the 2005 Plan.

2011 Plan

On March 4, 2011, the Company adopted a new equity incentive plan (the “2011 Plan”). Options, restricted shares, RSUs, dividend equivalent rights, share appreciation rights and share payments may be granted to employees, directors and consultants considered essential to the success of the Company under the 2011 Plan. The maximum aggregate number of shares which are subject to awards under the 2011 Plan is 190,000,000 shares, plus (i) that number of shares authorized for issuance under all previous plans of the Company but that were not granted under options or share purchase rights pursuant to all previous plans, and (ii) the number of shares that were granted under options or share purchase rights pursuant to all previous plans of the Company but have expired without having been exercised in full or have otherwise become unexercisable. The 2011 Plan has a ten-year term. The 2011 Plan had substantially similar terms as

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

8.	Share-based awards (Continued)

the 2007 Plan except that the Company is permitted to grant share-based awards to employees of a related entity for which the Company holds 20% or more of the underlying securities and has the sole discretion to settle in cash equivalent to fair market value of the Company’s shares instead of delivery of shares.

The aggregate number of shares issuable under the 1999 Plan, 2004 Plan, 2005 Plan, 2007 Plan and 2011 Plan is 619,922,272 ordinary shares. As of March 31, 2014, the number of shares authorized but unissued was 74,854,310 ordinary shares.

Share options and RSUs granted are generally subject to a four-year vesting schedule as determined by the administrator of the plans. Depending on the nature and the purpose of the grant, share options and RSUs in general vest 25% upon the first anniversary of the vesting commencement date or 50% upon the second anniversary of the vesting commencement date, as defined in the grant agreement, and thereafter 25% every year. No outstanding share options or RSUs will be exercisable or subject to vesting after the expiry of a maximum of six years from the date of grant. Early exercise of share options is allowable under all the aforementioned plans; however, any unvested shares are subject to repurchase by the Company at the lower of the original exercise price or the fair market value upon termination of service contracts with the grantees.

(a)	Share options relating to ordinary shares of the Company

A summary of changes in the share options relating to ordinary shares granted by the Company during the years ended March 31, 2012, 2013 and 2014 is as follows:

	Number of share options	Weighted average exercise price	Weighted average remaining contractual life
		US$	(in years)
Outstanding at April 1, 2011	88,543,954	3.45	3.6
Granted	1,190,000	10.83
Exercised	(37,725,633)	1.84
Cancelled/forfeited/expired	(6,457,306)	3.91

Outstanding at March 31, 2012 (i)	45,551,015	4.91	3.7
Granted	480,000	14.54
Exercised	(17,183,475)	4.03
Cancelled/forfeited/expired	(2,658,480)	5.75

Outstanding at March 31, 2013 (i)	26,189,060	5.58	3.2
Granted	8,138,000	18.88
Exercised	(19,421,978)	5.30
Cancelled/forfeited/expired	(1,559,180)	7.63

Outstanding at March 31, 2014 (i)	13,345,902	13.86	4.1

Vested and exercisable at March 31, 2014	1,028,235	6.65	2.5
Vested and expected to vest at March 31, 2014 (ii)	11,860,291	14.29	4.2

(i)	Outstanding options as of March 31, 2012, 2013 and 2014 include 1,805,486, 152,500 and 9,485,873 unvested options early exercised, respectively.
(ii)	The expected to vest share options are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding share options, including early exercised options.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

8.	Share-based awards (Continued)

(a)	Share options relating to ordinary shares of the Company (Continued)

As of March 31, 2014, 643,465 outstanding share options were held by non-employees. These share options are subject to re-measurement through each vesting date to determine the appropriate share-based compensation expense.

As of March 31, 2014, the aggregate intrinsic value of all outstanding options was RMB2,146 million.

As of March 31, 2014, the aggregate intrinsic value of options that were vested and exercisable and options that were vested and expected to vest is RMB211 million and RMB1,876 million, respectively.

During the years ended March 31, 2012, 2013 and 2014, the weighted average grant date fair value of share options granted was US$4.33, US$5.20 and US$6.14, respectively, and the total grant date fair value of options vested during the same years was RMB179 million, RMB219 million and RMB123 million, respectively. During the same years, the aggregate intrinsic value of share options exercised was RMB1,518 million, RMB1,034 million and RMB1,698 million, respectively.

Cash received from option exercises under the share option plans, including repayment of loans and interest receivable on employee loans for the exercise of vested options, for the years ended March 31, 2012, 2013 and 2014 was RMB636 million, RMB362 million and RMB1,543 million, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes model and the assumptions below:

	Year ended March 31,
	2012	2013	2014
Risk-free interest rate (i)	0.71% - 1.17%	0.67% - 0.70%	0.69% - 1.52%
Expected dividend yield (ii)	0%	0%	0%
Expected life (years) (iii)	4.38	4.38	4.25 - 4.38
Expected volatility (iv)	48.3% - 48.8%	41.7% - 44.9%	37.0% - 39.3%

(i)	Risk free interest rate is based on the yields of United States Treasury securities with maturities similar to the expected life of the share options in effect at the time of grant.
(ii)	Expected dividend is assumed to be 0% as the Company has no history or expectation of paying a dividend on its ordinary shares.
(iii)	Expected life of share options is based on the average between the vesting period and the contractual term for each grant.
(iv)	Expected volatility is assumed based on the historical volatility of the Company’s comparable companies in the period equal to the expected life of each grant.

As of March 31, 2014, there were RMB244 million of unamortized compensation costs related to these outstanding share options, net of expected forfeitures and after re-measurement applicable to share options granted to non-employees. These amounts are expected to be recognized over a weighted average period of 1.8 years.

During the years ended March 31, 2012, 2013 and 2014, the Company recognized share-based compensation expense of RMB358 million, RMB227 million and RMB417 million, respectively, in connection with the above share options, net of reimbursement from Small and Micro Financial Services Company (Note 21).

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

8.	Share-based awards (Continued)

(b)	Restricted shares and RSUs relating to ordinary shares of the Company

A summary of the changes in the restricted shares and RSUs related to ordinary shares granted by the Company during the years ended March 31, 2012, 2013 and 2014 is as follows:

	Number of restricted shares and RSUs	Weighted- average grant- date fair value
		US$
Awarded and unvested at April 1, 2011	12,514,315	6.03
Granted	7,387,034	9.83
Vested	(4,530,111)	5.75
Cancelled/forfeited	(1,899,971)	7.13

Awarded and unvested at March 31, 2012	13,471,267	8.05
Granted	22,270,507	13.74
Vested	(7,953,851)	10.71
Cancelled/forfeited	(1,937,822)	10.72

Awarded and unvested at March 31, 2013	25,850,101	11.93
Granted	32,314,550	20.35
Vested	(11,382,093)	12.62
Cancelled/forfeited	(4,015,471)	14.48

Awarded and unvested at March 31, 2014	42,767,087	17.87

Expected to vest at March 31, 2014 (i)	38,124,826	17.76

(i)	Restricted shares and RSUs expected to vest are the result of applying the pre-vesting forfeiture rate assumptions to total outstanding restricted shares and RSUs.

As of March 31, 2014, 7,142,588 outstanding RSUs were granted to non-employees. These awards are subject to re-measurement through each vesting date to determine the appropriate share-based compensation expense.

As of March 31, 2014, there was RMB2,879 million of unamortized compensation cost related to these outstanding restricted shares and RSUs, net of expected forfeitures and after re-measurement applicable to these awards granted to non-employees. These amounts are expected to be recognized over a weighted average period of 2.0 years, respectively.

During the years ended March 31, 2012, 2013 and 2014, the Company recognized share-based compensation expense of RMB408 million, RMB845 million and RMB2,378 million, respectively, in connection with the above restricted shares and RSUs, net of reimbursement from Small and Micro Financial Services Company (Note 21).

(c)	Partner Capital Investment Plan relating to ordinary shares of the Company

During the year ended March 31, 2014, the Company offered selected members of the Alibaba Partnership subscription rights to acquire restricted shares of the Company. These rights and the underlying restricted shares are only subject to a non-compete provision but not other vesting conditions (employment or otherwise) and they entitle the holders to purchase restricted shares at US$14.50 per share during a four-year

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

8.	Share-based awards (Continued)

(c)	Partner Capital Investment Plan relating to ordinary shares of the Company (Continued)

period. Upon the exercise of such rights, the underlying ordinary shares may not be transferred for a period of eight years from the date of subscription of the relevant rights. The number of ordinary shares underlying these rights is 18,000,000 shares, of which the rights to subscribe for 5,000,000 shares were offered to a management member of the Company who is holding such rights on behalf of future members of the Alibaba Partnership.

These rights were subscribed by the participants for cash, of which RMB442 million was received by the Company during the year ended March 31, 2014. These rights were accounted for as a noncontrolling interest of the Company as such rights were issued by the subsidiaries and classified as equity at the subsidiary level. No share-based compensation expense was recognized in connection with these rights.

The fair value of each right to acquire restricted shares is estimated on the subscription date using the Black-Scholes model and the assumptions below:

Year ended March 31,
2014
Risk-free interest rate (i)	1.03%
Expected dividend yield (ii)	0%
Expected life (years) (iii)	4.00
Expected volatility (iv)	36.9%
Discount for post-vesting sale restrictions (v)	38.0%

(i)	Risk free interest rate is based on the yields of United States Treasury securities with maturities similar to the expected life of the share-based awards in effect at the time of grant.
(ii)	Expected dividend is assumed to be 0% as the Company has no history or expectation of paying a dividend on its ordinary shares.
(iii)	Expected life of the rights is based on management’s estimate on timing of redemption for ordinary shares by the participants.
(iv)	Expected volatility is assumed based on the historical volatility of the Company’s comparable companies in the period equal to expected life of each right.
(v)	Discount for post-vesting sale restrictions applied on the underlying ordinary shares takes into consideration the restriction on sales of eight years.

(d)	Share subscription program relating to ordinary shares of the Company

During the year ended March 31, 2012, the Company adopted a share subscription program, pursuant to which selected employees of the Company and a related company were invited to subscribe for 17,010,000 ordinary shares of the Company at a pre-determined price based on the fair market value of the ordinary shares at the time of the offer. The subscription arrangement is only subject to a non-compete provision and does not contain other vesting conditions (employment or otherwise). Such restricted shares are subject to a repurchase provision that is exercisable by the Company upon violation of the non-compete provision by the subsidiaries and expires ratably over a period subject to certain conditions as specified in the relevant agreements.

As the subscribers are employees of the Company, share-based compensation expense, measured as the difference between the fair value of the ordinary shares and the subscription price, of RMB166 million was recognized for the year ended March 31, 2012.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

8.	Share-based awards (Continued)

(e)	Share options, restricted shares and RSUs relating to ordinary shares of Alibaba.com Limited

In 2007, Alibaba.com Limited, in preparation for its initial public offering, adopted a share option scheme and a RSU scheme pursuant to which a total of 135,100,000 unissued ordinary shares of Alibaba.com Limited were reserved and made available for grant of share options or RSUs. In 2010, Alibaba.com Limited refreshed the combined scheme limit of such schemes to 156,000,000 ordinary shares of Alibaba.com Limited.

In 2010, Alibaba.com Limited adopted a share award scheme which was open to directors of Alibaba.com Limited and its subsidiaries (the “Share Award Scheme”). Restricted shares of Alibaba.com Limited awarded under the Share Award Scheme were purchased from the open market and placed in an equity incentive trust. The trustee exercised its power to purchase ordinary shares of Alibaba.com Limited on the market and transferred them to the participants in accordance with the vesting conditions of the Share Award Scheme. Participants were not entitled to dividends on any awarded shares that are not yet vested and transferred to them. The shares of Alibaba.com Limited granted and vested under the Share Award Scheme were insignificant during the years ended March 31, 2012 and 2013.

The vesting schedule and pattern of share-based awards granted under the schemes of Alibaba.com Limited were generally identical with the plans operated by the Company. Share options were not exercisable after the expiry of a maximum of six years from the date of grant. Following the privatization of Alibaba.com Limited, these schemes were suspended by the Company and all share awards underlying such schemes were cancelled (Note 4(b)).

A summary of changes in share options granted by Alibaba.com Limited outstanding during the years ended March 31, 2012 and 2013 is as follows:

	Number of share options	Weighted average exercise price	Weighted average remaining contractual life
		HK$	(in years)
Outstanding at April 1, 2011	46,916,603	11.41	4.3
Granted	500,000	14.22
Exercised	(8,086,478)	6.95
Cancelled/forfeited/expired	(11,905,275)	12.36

Outstanding at March 31, 2012	27,424,850	12.36	3.3
Granted	—	—
Exercised	(636,150)	6.53
Cancelled/forfeited/expired	(26,788,700)	12.50

Outstanding at March 31, 2013	—	—	—

During the year ended March 31, 2012, the weighted average grant date fair value of Alibaba.com Limited share options granted was HK$6.10 and the total grant date fair value of options vested during the years ended March 31, 2012 and 2013 were RMB41 million and RMB8 million, respectively. During the years ended March 31, 2012 and 2013, the aggregate intrinsic value of share options exercised was RMB42 million and RMB4 million respectively.

Cash received from option exercises under the Share Option Scheme of Alibaba.com Limited for the years ended March 31, 2012 and 2013 was RMB46 million and RMB3 million, respectively.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

8.	Share-based awards (Continued)

(e)	Share options, restricted shares and RSUs relating to ordinary shares of Alibaba.com Limited (Continued)

The fair value of each Alibaba.com Limited share option granted is estimated on the date of grant using the Black-Scholes model and the assumptions below:

Year ended March 31,
2012
Risk-free interest rate (i)	1.82%
Expected dividend yield (ii)	0%
Expected life (years) (iii)	4.38
Expected volatility (iv)	50.9%

(i)	Risk free interest rate is based on the Exchange Fund Notes issued by Monetary Authority of Hong Kong for a term consistent with the expected life of the share options in effect at the time of grant.
(ii)	Expected dividend is assumed to be 0% as Alibaba.com Limited had no expectation of paying a dividend on its shares.
(iii)	Expected life of share options is based on the average between the vesting period and the contractual term for each grant.
(iv)	Expected volatility is assumed based on the historical volatility of Alibaba.com Limited and the comparable companies in the period equal to the expected life of each grant.

A summary of changes in the restricted shares and RSUs granted by Alibaba.com Limited during the years ended March 31, 2012 and 2013 is as follows:

	Number of restricted shares and RSUs	Weighted- average grant-date fair value
		HK$
Awarded and unvested at April 1, 2011	30,839,712	13.90
Granted	34,729,210	11.71
Vested	(13,461,667)	13.86
Cancelled/forfeited	(10,828,542)	13.53

Awarded and unvested at March 31, 2012	41,278,713	12.17
Granted	—	—
Vested	(966,666)	14.48
Cancelled/forfeited	(40,312,047)	12.11

Awarded and unvested at March 31, 2013	—	—

Prior to the privatization of Alibaba.com Limited, 27,847,448 share-based awards underlying ordinary shares of Alibaba.com Limited issued by the Company were outstanding as of March 31, 2012. Following the privatization in June 2012, all outstanding share-based awards relating to shares of Alibaba.com Limited were cancelled in exchange for cash payments to the holders of the awards (Note 4(b)).

During the years ended March 31, 2012, 2013 and 2014, the Company recognized share-based compensation expense of RMB306 million, RMB152 million and RMB49 million respectively, in connection with all share-based awards relating to ordinary shares of Alibaba.com Limited.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

8.	Share-based awards (Continued)

(f)	Share-based awards relating to Small and Micro Financial Services Company

In March 2014, Hangzhou Junhan Equity Investment Partnership (“Junhan”), the general partner of which is controlled indirectly by a shareholder of the Company and a major equity holder of Small and Micro Financial Services Company made a grant of certain share-based awards similar to share appreciation awards linked to the valuation of Small and Micro Financial Services Company to most of the employees of the Company. The vesting of such awards is conditional upon the fulfillment of requisite service conditions to the Company, and such awards will be settled in cash by Junhan upon their disposal by the holders. Junhan has the right to repurchase the vested awards from the holders upon an initial public offering of Small and Micro Financial Services Company or the termination of the employment of the employees with the Company at a price to be determined based on the then fair market value of Small and Micro Financial Services Company. The Company has no obligation to reimburse Junhan, Small and Micro Financial Services Company or its subsidiaries for the cost associated with these awards.

For accounting purposes, the cost relating to such share-based awards granted by the shareholder through Junhan will be recognized by the Company as a shareholder contribution as the award will ultimately be settled in cash by Junhan. The award is accounted for as a financial derivative and initially measured at its fair value, and the related expense will be recognized over the requisite service period in the consolidated income statements with a corresponding credit to additional paid-in capital. Subsequent changes in the fair value of the award are recorded in the consolidated income statements through the date on which the underlying award is settled by Junhan. The expenses recognized for the year ended March 31, 2014 were insignificant.

(g)	Share-based compensation expense by function

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Cost of revenue	482	382	1,154
Product development expenses	318	453	795
Sales and marketing expenses	136	120	189
General and administrative expenses	318	304	706

Total	1,254	1,259	2,844

9.	Equity-settled donation expense

During the year ended March 31, 2014, the Company granted 50,000,000 share options to a non-profit organization designated by two members of management of the Company, subject to irrevocable instructions to designate and transfer these share options to the separate charitable trusts to be established by these two members of management of the Company. These share options were approved by the directors of the board and such options are not subject to any vesting conditions and are exercisable for a period of four years starting from the grant date. The exercise price of these options is US$25.00 per share and was determined with reference to the fair market value of the ordinary shares of the Company at the time of the grant. For each of the eight years beginning one year after the date of listing of the ordinary shares of the Company on a recognized stock exchange, the charitable trusts are permitted to sell only up to 6,250,000 ordinary shares per year excluding such number of unsold ordinary shares carried forward from previous years.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

9.	Equity-settled donation expense (Continued)

The fair value of each share option is estimated on the grant date using the Black-Scholes model and the assumptions below:

Year ended March 31,
2014
Risk-free interest rate (i)	1.02%
Expected dividend yield (ii)	0%
Expected life (years) (iii)	4.00
Expected volatility (iv)	37.2%
Discount for post-vesting sale restrictions (v)	18.0% - 38.0%

(i)	Risk free interest rate is based on the yields of United States Treasury securities with maturities similar to the expected life of the these options at the time of grant.
(ii)	Expected dividend is assumed to be 0% as the Company has no history or expectation of paying a dividend on its ordinary shares.
(iii)	Expected life of the options is based on management’s estimate on timing of exercise.
(iv)	Expected volatility is assumed based on the historical volatility of the Company’s comparable companies in the period equal to expected life of the options.
(v)	Discount for post-vesting sale restrictions applied on the underlying ordinary shares takes into consideration of the restriction on sales of two to eight years.

As there are no vesting conditions attached to the above share options, equity-settled donation expense of RMB1,269 million was recognized in full and recorded in general and administrative expenses during the year ended March 31, 2014.

10.	Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of outstanding ordinary shares, adjusted for outstanding ordinary shares that are subject to repurchase.

For the calculation of diluted earnings per share, net income attributable to ordinary shareholders for basic earnings per share is adjusted by the effect of dilutive securities, including share-based awards, under the treasury stock method. In addition, the computation of the diluted earnings per share assumes the conversion of Convertible Preference Shares. The Company does not have any potentially dilutive securities where their inclusion in the calculation of diluted earnings per share would be anti-dilutive for the periods presented.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

10.	Earnings per share (Continued)

The following table sets forth the computation of basic and diluted net income per share for the following periods:

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB, except share data and per share data)
Numerator:
Net income attributable to ordinary shareholders for computing net income per ordinary share – basic	4,228	8,404	23,076
Reversal of accretion upon assumed conversion of Convertible Preference Shares	—	17	31
Dividend eliminated upon assumed conversion of Convertible Preference Shares	—	111	208
Dilution effect on earnings arising from option plans operated by a subsidiary	(7)	—	—

Net income attributable to ordinary shareholders for computing net income per ordinary share – diluted	4,221	8,532	23,315

Shares (denominator):
Weighted average number of shares used in calculating net income per ordinary share – basic (million shares)	2,479	2,294	2,175
Adjustments for dilutive share options and RSUs (million shares)	43	46	66
Conversion of Convertible Preference Shares (million shares)	—	49	91

Weighted average number of shares used in calculating net income per ordinary share – diluted (million shares)	2,522	2,389	2,332

Net income per ordinary share – basic (RMB)	1.71	3.66	10.61

Net income per ordinary share – diluted (RMB)	1.67	3.57	10.00

Net income per ordinary share – basic (US$)	0.28	0.59	1.71

Net income per ordinary share – diluted (US$)	0.27	0.58	1.61

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

10.	Earnings per share (Continued)

Pro forma earnings per share (Unaudited)

The following table sets forth the computation of unaudited pro forma basic and diluted earnings per share for the year ended March 31, 2014 as if the Convertible Preference Shares had been converted into ordinary shares at the beginning of the period, or when the Convertible Preference Shares were issued, if later:

Year ended March 31, 2014
(in millions of RMB, except share data and per share data) (Unaudited)
Numerator:
Net income attributable to ordinary shareholders	23,076
Reversal of accretion upon assumed conversion of Convertible Preference Shares	31
Dividend eliminated upon assumed conversion of Convertible Preference Shares	208

Net income attributable to ordinary shareholders for computing pro forma net income per ordinary share – basic and diluted	23,315

Shares (denominator):
Weighted average number of shares (million shares)	2,175
Pro forma effect of Convertible Preference Shares (million shares)	91

Weighted average number of shares used in calculating pro forma net income per ordinary share – basic (million shares)	2,266
Adjustments for dilutive share options and RSUs (million shares)	66

Weighted average number of shares used in calculating pro forma net income per ordinary share – diluted (million shares)	2,332
Pro forma net income per ordinary share – basic (RMB)	10.29

Pro forma net income per ordinary share – diluted (RMB)	10.00

Pro forma net income per ordinary share – basic (US$)	1.66

Pro forma net income per ordinary share – diluted (US$)	1.61

11.	Restricted cash and escrow receivables

	As at March 31,
	2012	2013	2014
	(in millions of RMB)
Deposits in debt service reserve account (i)	—	1,873	209
Money received or receivable on escrow services in connection with the provision of online and mobile commerce related services (ii)	339	1,315	2,659
Cash pledged for a bank in connection with its loan facilities for option exercise in favor of employees of the Company and its related companies	—	—	1,353
Deposits for consumer protection programs offered by Tmall	1,000	—	—
Deposits pledged in relation to the privatization of Alibaba.com Limited	1,177	—	—
Cash pledged for treasury management activities	325	387	505
Others	471	112	195

	3,312	3,687	4,921

(i)	The amount represents deposits in a reserve account pledged in favor of the lenders in connection with certain loan facilities (Note 20).
(ii)	The amount represents customer funds held by external payment networks outside the PRC in relation to the online transaction services with a corresponding liability recorded under escrow money payable.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

12.	Investment securities and fair value disclosure

	As of March 31, 2012
	Original cost	Gross unrealized gains	Gross unrealized losses	Provision for decline in value	Fair value
	(in millions of RMB)
Assets
Trading securities:
Listed equity securities	590	16	(58)	—	548
Financial derivatives	30	19	(4)	—	45
Equity fund	189	4	—	—	193
Available-for-sale securities:
Fixed income funds and others	20	1	—	—	21
Held-to-maturity investment securities	34	—	—	—	34

	863	40	(62)	—	841

	As of March 31, 2013
	Original cost	Gross unrealized gains	Gross unrealized losses	Provision for decline in value	Fair value
	(in millions of RMB)
Assets
Trading securities:
Listed equity securities	593	49	(76)	—	566
Financial derivatives	22	47	(6)	—	63
Equity fund	188	20	—	—	208
Held-to-maturity investment securities	34	—	—	—	34

	837	116	(82)	—	871

	As of March 31, 2014
	Original cost	Gross unrealized gains	Gross unrealized losses	Provision for decline in value	Fair value
	(in millions of RMB)
Assets
Trading securities:
Listed equity securities	624	105	(61)	—	668
Financial derivatives	31	107	(4)	—	134
Equity fund	183	18	—	—	201
Available-for-sale securities:
Listed equity securities	890	299	—	—	1,189
Held-to-maturity investment securities	1,229	—	—	—	1,229
Convertible bond accounted for under the fair value option (Note 14(g))	1,044	—	—	—	1,044

	4,001	529	(65)	—	4,465

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

12.	Investment securities and fair value disclosure (Continued)

During the years ended March 31, 2012, 2013 and 2014, gross realized gain of RMB486 million, RMB198 million and RMB148 million and gross realized loss of RMB502 million, RMB145 million and RMB160 million from disposals of investment securities were recognized in the consolidated income statements, respectively. During the same periods, impairment loss of RMB192 million, nil, and nil, respectively, was charged in the consolidated income statements as a result of other than temporary decline in value related to listed equity and fixed income securities.

As of March 31, 2012, 2013 and 2014, total unrealized gains of RMB1 million, nil and RMB299 million on available-for-sale investment securities were recorded in accumulated other comprehensive income, respectively.

The carrying amount of long-term held-to-maturity investments approximates their fair value due to the fact that the related interest rates approximate rates currently offered by financial institutions for similar debt instruments of comparable maturities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1	-	Valuations based on unadjusted quoted prices for identical assets and liabilities in active markets.

Level 2	-	Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3	-	Valuations based on unobservable inputs reflecting assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Fair value of fixed deposits, corporate bonds, fixed income funds and listed equity securities are based on quoted prices in active markets for identical assets or liabilities. All other financial instruments, such as derivative instruments, were valued based on quoted market prices of similar instruments and other significant inputs derived from or corroborated by observable market data.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

12.	Investment securities and fair value disclosure (Continued)

The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy:

	As of March 31, 2012
	Level 1	Level 2	Level 3	Total
	(in millions of RMB)
Assets
Short-term investments	4,887	—	—	4,887
Restricted cash	3,312	—	—	3,312
Trading securities:
Listed equity securities	548	—	—	548
Financial derivatives	—	45	—	45
Equity fund	193	—	—	193
Available-for-sale securities:
Fixed income funds and others	—	21	—	21

	8,940	66	—	9,006

Liabilities
Contingent consideration and put liability in relation to investments and acquisitions	—	—	104	104

	As of March 31, 2013
	Level 1	Level 2	Level 3	Total
	(in millions of RMB)
Assets
Short-term investments	2,290	—	—	2,290
Restricted cash	3,687	—	—	3,687
Trading securities:
Listed equity securities	566	—	—	566
Financial derivatives	—	63	—	63
Equity fund	208	—	—	208

	6,751	63	—	6,814

Liabilities
Contingent consideration in relation to investments and acquisitions	—	—	117	117

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

12.	Investment securities and fair value disclosure (Continued)

	As of March 31, 2014
	Level 1	Level 2	Level 3	Total
	(in millions of RMB)
Assets
Short-term investments	10,587	—	—	10,587
Restricted cash	4,921	—	—	4,921
Trading securities:
Listed equity securities	668	—	—	668
Financial derivatives	—	134	—	134
Equity fund	201	—	—	201
Available-for-sale securities:
Listed equity securities	1,189	—	—	1,189
Interest rate swaps	—	138	—	138
Convertible bond accounted for under the fair value option	—	—	1,044	1,044

	17,566	272	1,044	18,882

Liabilities
Contingent consideration in relation to investments and acquisitions	—	—	326	326

Contingent consideration and put liability in relation to investments and acquisitions:

Amounts
(in millions of RMB)
Balance at April 1, 2011	132
Decrease in fair value	(28)

Balance at March 31, 2012	104

Increase in fair value	13

Balance at March 31, 2013	117

Addition	31
Increase in fair value	178

Balance at March 31, 2014	326

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

13.	Prepayments, receivables and other assets

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
Current:

Deferred direct selling costs (i)	548	617	810
Interest receivables	88	38	231
Amounts due from related companies (iii)	55	103	2,160
Accounts receivable, net of allowance	155	135	269
Deposits for the acquisition on land use rights	—	—	211
Deferred tax assets (Note 7)	97	208	191
Prepaid cost of revenue, sales and marketing expenses and others	54	81	134
Employee loans and advances (ii)	26	191	109
Prepaid staff costs and individual income tax withholding tax	6	77	49
VAT receivables	410	59	78
Advances to customers	79	28	43
Others	151	197	394

	1,669	1,734	4,679

Non-current:

Prepayment for acquisition of property and equipment	722	867	1,099
Employee loans (ii)	136	345	503
Interest rate swaps	—	—	138
Deferred direct selling costs (i)	118	124	144
Deferred tax assets (Note 7)	43	52	66
Prepaid upfront fees related to long-term borrowings before drawdown	367	—	—
Others	80	108	137

	1,466	1,496	2,087

(i)	The Company is obligated to pay certain costs upon the receipt of membership fees from merchants or other customers, which primarily consist of sales commissions. The membership fees are initially deferred and recognized as revenue in the consolidated income statements in the period in which the services are rendered. As such, the related costs are also initially deferred and recognized in the consolidated income statements in the same period as the related service fees are recognized.
(ii)	Employee loans mainly represent full recourse, interest-bearing share purchase, option exercise and tax loans, with a term of four to five years, to employees of the Company and its related companies in order to finance their purchase of ordinary shares, exercise of options underlying the ordinary shares as well as payment of related personal taxes. Such employee loans are pledged by ordinary shares owned by the employees and carried at market rates. The balance also includes an interest-free loan program, with a term of five years, to eligible employees for purchase of their first residential properties.
(iii)	Amounts due from related parties primarily represented balances arising from the transactions with Small and Micro Financial Services Company and Alipay. The balances are unsecured, interest free and repayable within the next twelve months.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

14.	Investment in equity investees

	Cost method	Equity method	Total
	(in millions of RMB)
Balance at April 1, 2011	916	210	1,126
Additions	562	199	761
Share of results and other comprehensive income	—	(25)	(25)
Less: disposals and transfers	(62)	(58)	(120)
Less: impairment loss	(71)	—	(71)
Foreign currency translation adjustments	(29)	—	(29)

Balance at March 31, 2012	1,316	326	1,642

Additions	392	190	582
Share of results and other comprehensive income	—	(14)	(14)
Less: disposals and transfers	(99)	(306)	(405)
Less: impairment loss	(245)	—	(245)
Foreign currency translation adjustments	(5)	—	(5)

Balance at March 31, 2013	1,359	196	1,555

Additions	12,655	3,908	16,563
Share of results and other comprehensive income (i)	—	(34)	(34)
Less: disposals and transfers	(262)	—	(262)
Less: impairment loss	(119)	—	(119)
Foreign currency translation adjustments	(44)	7	(37)

Balance at March 31, 2014	13,589	4,077	17,666

(i)	Total share of results and other comprehensive income for the year ended March 31, 2014 excludes the fair value adjustment of contingent consideration of RMB178 million related to an equity investee.

During the year ended March 31, 2014, the Company completed several investments in equity investees. Details of the significant investments are as follows:

(a)	Investment in Weibo Corporation (“Weibo”)

In April 2013, the Company completed an investment in ordinary shares and convertible preferred shares in Weibo representing an 18% equity interest on a fully-diluted basis. Weibo is a leading social media platform in the PRC that is listed on the Nasdaq Global Select Market, and the total purchase price consisted of cash consideration of US$586 million (RMB3,645 million) which was payable immediately upon the closing of the transaction. The Company also acquired an option to purchase additional shares which would increase its equity interest to 30% on a fully-diluted basis at a price to be determined based on a formula linked to the future equity valuation of Weibo. Such option is exercisable at the earlier of (i) the consummation of a qualified IPO of Weibo as defined in the shareholders agreement, and (ii) the fifth anniversary from the time of investment. Such investment is accounted for under the cost method. The option has been subsequently exercised by the Company (Note 25). The fair value of this investment approximated RMB3,649 million as of March 31, 2014.

(b)	Investment in UCWeb Inc. (“UCWeb”)

In May 2013, the Company completed a step acquisition of convertible preferred shares in UCWeb, a leading developer of mobile web browsers in the PRC, for cash consideration of US$506 million (RMB3,130 million) which was paid upon the closing of the transaction. In December 2013, the Company entered into separate agreements to make further investments in UCWeb for cash considerations of US$180 million (RMB1,097 million), and the Company holds approximately 66% of the economic interests after the

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

14.	Investment in equity investees (Continued)

(b)	Investment in UCWeb Inc. (“UCWeb”) (Continued)

completion of these step acquisitions. As of March 31, 2012, 2013 and 2014, the total carrying amount in relation to the investment in UCWeb was RMB162 million, RMB162 million and RMB4,274 million, respectively. The investment in convertible preferred shares is accounted for under the cost method given that such shares contain certain terms such as dividend and liquidation preferences over ordinary shares. As a result, the convertible preferred shares are not considered in-substance common stock. The Company has subsequently entered into agreements with other shareholders so that UCWeb became a wholly-owned subsidiary of the Company (Note 25). The fair value of this investment approximated RMB256 million, RMB723 million and RMB7,388 million as of March 31, 2012, 2013 and 2014, respectively.

(c)	Investment in AutoNavi Holdings Limited (“AutoNavi”)

In May 2013, the Company completed an investment of newly issued ordinary shares and convertible preferred shares in AutoNavi representing a 28% equity interest on a fully-diluted basis. AutoNavi is a provider of digital map content and navigation and location-based solutions in the PRC that was previously listed on the Nasdaq Global Select Stock Market, and the total purchase price consisted of cash consideration of US$294 million (RMB1,818 million) which was payable immediately upon the closing of the transaction. Prior to the first anniversary of the closing date, the Company had the right to require AutoNavi to redeem all of the preferred shares owned by the Company at a price equal to 120% of the then liquidation preference amount in the event of a change of control of AutoNavi as defined in the relevant agreements. For accounting purposes, the investment in convertible preferred shares is accounted for under the cost method given that the convertible preferred shares are not considered in-substance common stock due to the existence of certain terms such as liquidation preference over ordinary shares, and the investment in ordinary shares is accounted for under the equity method given the existence of significant influence. Out of the total purchase consideration, the investment accounted for under the cost method amounted to RMB1,285 million and the investment accounted for under the equity method amounted to RMB533 million. For the investment accounted for under the equity method, RMB190 million was allocated to amortizable intangible assets and goodwill, RMB26 million was allocated to deferred tax liabilities and RMB369 million was allocated to net assets acquired. The fair value of the investment accounted for under the cost method approximated RMB1,554 million as of March 31, 2014. The Company has subsequently entered into an agreement to acquire all of the remaining shares of AutoNavi (Note 25).

(d)	Investment in Zhejiang Cainiao Supply Chain Management Co., Ltd. (“Cainiao”)

In May 2013, the Company made a commitment to invest RMB2,150 million in a newly formed joint venture together with other third parties which owns Cainiao. In February 2014, the Company made a further commitment to invest an additional RMB250 million in the joint venture. Cainiao is the operator of a nationwide logistics infrastructure and information sharing system in the PRC, in which the Company owns a 48% equity interest. As of March 31, 2014, the Company invested RMB1,680 million in Cainiao, and the remaining amount will be invested over a two-year period. For accounting purposes, the joint venture is accounted for under the equity method.

(e)	Investment in ShopRunner, Inc. (“ShopRunner”)

During the year ended March 31, 2014, the Company made investments and entered into arrangements to acquire the ordinary shares of ShopRunner, a company established in the United States which operates an online shopping platform. The Company acquired an aggregate of approximately 39% equity interest in

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

14.	Investment in equity investees (Continued)

(e)	Investment in ShopRunner, Inc. (“ShopRunner”) (Continued)

ShopRunner for an aggregate purchase price of US$202 million (RMB1,242 million). For accounting purposes, this investment is accounted for under the equity method. Out of the total purchase consideration, RMB1,171 million was allocated to amortizable intangible assets and goodwill and RMB71 million was allocated to net assets acquired.

(f)	Investment in TangoMe Inc. (“Tango”)

In March 2014, the Company completed an investment in newly issued preferred shares in Tango, representing a 20% equity interest on a fully-diluted basis. Tango is a leader in mobile messaging services based in the United States offering free voice, video and text messaging to consumers globally. The total cash consideration paid was US$200 million (RMB1,243 million). Such investment is accounted for under the cost method given that such preferred shares contain certain terms such as divided and liquidation preferences over ordinary shares. The Company subsequently invested an additional US$17 million (RMB105 million) in April 2014 to maintain its 20% equity interest in Tango.

(g)	Investment in Haier Electronics Group Co., Ltd. (“Haier”)

In March 2014, the Company completed an acquisition of ordinary shares representing an approximately 2% equity interest in Haier, a company that is listed on the Hong Kong Stock Exchange, which is principally engaged in the research, development, manufacture and sale of electrical appliances, especially large electrical appliances such as refrigerators and air conditioners. The purchase price consisted of cash consideration of HK$965 million (RMB763 million). Such investment is accounted for as an available-for-sale investment security (Note 12).

In addition, the Company completed an acquisition of a 9.9% equity interest in a wholly-owned subsidiary of Haier which is engaged in the logistics business in the PRC, and the purchase price consisted of cash consideration of HK$540 million (RMB427 million). Such investment is accounted for under the equity method given the existence of significant influence. RMB252 million of the purchase price was allocated to amortizable intangible assets and goodwill, RMB20 million was allocated to deferred tax liabilities and RMB195 million was allocated to net assets acquired.

Furthermore, the Company completed a subscription for a convertible bond for a purchase price of HK$1,316 million (RMB1,044 million) which is either convertible into ordinary shares of Haier or exchangeable into a 24% equity interest in the logistics business of Haier, subject to the receipt of certain regulatory approvals. The entire convertible bond is accounted for under the fair value option and recorded under investment securities (Note 12).

The fair values of material cost method investments are separately disclosed in note (a), (b) and (c) above. As of March 31, 2012, 2013 and 2014, certain cost method investments with aggregate carrying amounts of RMB651 million, RMB598 million and RMB760 million have appreciated in value and the Company estimated the fair value to approximate RMB730 million, RMB920 million and RMB1,864 million, respectively. For certain other cost method investments with aggregate carrying amounts of RMB503 million, RMB599 million and RMB3,672 million as of the same dates, the Company identified no events or changes in circumstances that may have a significant adverse effect on the fair values of the investments and determined that it is not practicable to estimate their fair values.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

15.	Property and equipment, net

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
Computer equipment and software	2,899	3,640	5,675
Furniture, office and transportation equipment	215	242	272
Buildings and leasehold improvements	863	892	2,434
Construction in progress	702	1,720	780

	4,679	6,494	9,161
Less: accumulated depreciation and amortization	(2,216)	(2,686)	(3,580)

Net book value	2,463	3,808	5,581

Depreciation and amortization expenses recognized for the years ended March 31, 2012, 2013 and 2014 were RMB700 million, RMB764 million and RMB1,295 million, respectively. As of March 31, 2012, March 31, 2013 and March 31, 2014, the cost of assets fully depreciated and still in use amounted to RMB785 million, RMB1,435 million and RMB1,584 million, respectively.

16.	Intangible assets

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
User base and customer relationships	240	242	264
Trade names, trademarks and domain names	608	630	768
Developed technology and patents	257	319	1,041
Non-compete agreements	20	40	1,050
Less: accumulated amortization and impairment	(770)	(897)	(1,217)

Net book value	355	334	1,906

Amortization expenses for the years ended March 31, 2012, 2013 and 2014 amounted to RMB155 million, RMB130 million and RMB315 million, respectively. During the same periods, an impairment charge of RMB3 million, RMB18 million and nil was recognized in the consolidated income statements, respectively.

The estimated aggregate amortization expenses for each of the five succeeding fiscal years and thereafter are as follows:

Amounts
(in millions of RMB)
For the year ending March 31,
2015	569
2016	535
2017	474
2018	230
2019	78
Thereafter	20

1,906

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

17.	Goodwill

The changes in the carrying amount of goodwill for the years ended March 31, 2012, 2013 and 2014 were as follows:

Amounts
(in millions of RMB)
Balance as of April 1, 2011	11,473
Additions (i)	102
Impairment	(132)
Foreign currency translation adjustments	(7)

Balance as of March 31, 2012	11,436
Additions	152
Deconsolidation of a subsidiary	(137)
Impairment	(157)
Foreign currency translation adjustments	—

Balance as of March 31, 2013	11,294
Additions	543
Impairment	(44)
Foreign currency translation adjustments	—

Balance as of March 31, 2014	11,793

(i)	Includes RMB54 million of post-acquisition adjustment of transactions consummated prior to the year ended March 31, 2012.

Gross goodwill balances were RMB14,055 million, RMB14,070 million and RMB14,613 million as of March 31, 2012, 2013 and 2014, respectively. Accumulated impairment losses were RMB2,619 million, RMB2,776 million and RMB2,820 million as of the same dates.

In the annual impairment assessment of goodwill, the Company concluded that the carrying amounts of respective reporting units exceeded its fair value and recorded an impairment charge of RMB132 million, RMB157 million and RMB44 million during the years ended March 31, 2012, 2013 and 2014, respectively. The impairment losses resulted from a revision of long-term financial outlook and the change in business model of those reporting units. The impairment charge was determined by comparing the carrying amount of goodwill associated with that reporting unit with the implied fair value of the goodwill.

18.	Deferred revenue and customer advances

Deferred revenue and customer advances primarily represent service fees prepaid by merchants for which the relevant services have not been provided. The respective balances are as follows:

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
Deferred revenue	3,576	3,803	4,766
Customer advances	1,303	1,515	2,158

	4,879	5,318	6,924
Less: current portion	(4,350)	(4,929)	(6,496)

Non-current portion	529	389	428

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

18.	Deferred revenue and customer advances (Continued)

All service fees received in advance are initially recorded as customer advances. These amounts are transferred to deferred revenue upon commencement of the provision of services by the Company and are recognized in the consolidated income statements in the period in which the services are provided. In general, service fees received in advance are non-refundable after such amounts are transferred to deferred revenue.

19.	Accrued expenses, accounts payable and other liabilities

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
Current:

Accrued bonus and staff costs, including sales commission	1,047	3,098	3,412
Accrued cost of revenue and sales and marketing expenses	801	885	2,046
Other taxes payable (i)	370	853	705
Payable due to third party marketing affiliates	198	697	649
Unvested share options exercised	47	5	850
Accruals for purchases of property and equipment	267	627	454
Amounts due to related companies (ii)	754	400	300
Other deposits received	438	905	1,156
Consideration received in relation to disposal of subsidiaries	—	343	—
Contingent and deferred consideration in relation to investments and acquisitions	—	117	443
Liabilities arising from treasury management activities	181	207	250
Accrued donations	40	130	262
Accrual for interest expense	2	126	402
Liability related to cancelled share-based awards upon privatization of Alibaba.com Limited	—	178	69
Accrued professional services expenses	146	67	126
Others	368	323	763

	4,659	8,961	11,887

Non-current:

Contingent and deferred consideration and put liability in relation to investments and acquisitions	104	—	54
Liability related to cancelled share-based awards upon privatization of Alibaba.com Limited	—	60	18

	104	60	72

(i)	Other taxes payable represents business tax, value-added tax and related surcharges and PRC individual income tax of employees withheld by the Company.
(ii)	Amounts due to related companies primarily represent balances arising from the transactions with Yahoo and the transactions with Small and Micro Financial Services Company and Alipay. The balances are unsecured, interest free and repayable within the next twelve months.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

20.	Bank borrowings

Borrowings are recognized initially at fair value, net of upfront fees and other incidental fees incurred. Costs incurred which are directly attributable to the bank borrowings are capitalized and amortized over the estimated term of the facilities using the effective interest method. Upfront fees and other incidental fees paid to the lenders are recorded as a reduction of the proceeds received and the related accretion is recorded as interest expense in the income statements over the estimated term of the facilities using the effective interest method.

Bank borrowings are analyzed as follows:

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
US$4.0 billion syndicated loan denominated in US$ (i)	—	25,076	—
US$8.0 billion syndicated loan denominated in US$ (ii)	—	—	30,761
Long-term other borrowings (iii)	—	517	723
Short-term other borrowings (iv)	1,283	842	1,100
Less: unamortized upfront fees	—	(623)	(773)

	1,283	25,812	31,811
Less: current portion	(1,283)	(3,350)	(1,100)

Borrowings, non-current portion	—	22,462	30,711

(i)	During the year ended March 31, 2013, the Company completed the drawdown of US$2.0 billion denominated in U.S. dollars under a facility agreement entered into with certain banks which are repayable over a three-year period. Such amounts are borrowed at floating interest rates which range from LIBOR plus 3.0% to 4.5% per annum. During the same period, the Company completed another drawdown of US$2.0 billion denominated in U.S. dollars under another facility agreement entered into with certain banks, which are repayable over a four-year period. Such amounts are borrowed at floating interest rates which range from LIBOR plus 3.3% to 4.8% per annum. As of March 31, 2013, such amounts are collateralized by certain equity interests in the Company’s major subsidiaries and the Company maintained a debt service reserve account collateralized in favor of the lenders in connection with these facilities (Note 11). The facilities were primarily used to finance the privatization of Alibaba.com Limited (Note 4(b)) and the Initial Repurchase (Note 4(a)) during the year ended March 31, 2013. During the year ended March 31, 2014, the Company repaid the entire US$4.0 billion syndicated loans.

(ii)

During the year ended March 31, 2014, the Company completed the drawdown of US$4.0 billion denominated in U.S. dollars under a facility agreement entered into with certain banks which is repayable over a three-year period. Such amount is initially borrowed at a floating interest rate of LIBOR plus 2.25% per annum which was amended to be LIBOR plus 1.75% per annum starting from February 2014. During the same period, the Company completed another drawdown of US$1.0 billion denominated in U.S. dollars under the same facility agreement. The amounts are repayable over a five-year period. Such amount is initially borrowed at floating interest rates of LIBOR plus 2.75% per annum which was amended to be LIBOR plus 2.25% per annum starting from February 2014. The related floating interest payments are hedged by certain interest rate swaps contracts entered into by the Company (Note 2(z)). As of March 31, 2014, such outstanding loans are collateralized by certain equity interests in the Company’s major subsidiaries and the Company maintained a debt service reserve account collateralized in favor of the lenders in connection with these facilities (Note 11). As of March 31, 2014, the unused facilities amounted to US$3.0 billion which have been subsequently drawn down (Note 25). The facilities were primarily used to repay the US$4.0 billion syndicated loan drawdown during the year ended March 31,

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

20.	Bank borrowings (Continued)

2013 and to redeem the Redeemable Preference Shares (Note 4(a)). The Company is required to maintain certain financial ratios and is subject to certain other covenants, primarily including a requirement to maintain an offshore group leverage ratio of no more than 3:1 and an interest cover ratio of no less than 4:1, each as defined in the facility agreement.

(iii)	The weighted average interest rate for all long-term other borrowings for the year ended March 31, 2013 and 2014 was approximately 6.3% and 6.7%, respectively. Other loans are collateralized by a pledge of certain land use rights and construction in progress of RMB910 million and 1,090 million in the PRC as of the same dates, respectively.

(iv)	As of March 31, 2012, 2013 and 2014, the Company had short-term borrowings from banks which were repayable within one year or on demand and charged at interest rates ranging from 1.2% to 7.0%, 6.0% and from 5.0% to 6.0% per annum, respectively. Such borrowings primarily consist of loans denominated in Renminbi, Hong Kong and U.S. dollars. Part of these bank borrowings are collateralized by a pledge of bank deposits of RMB63 million as of March 31, 2012, which is recorded as restricted cash and escrow receivables (Note 11).

As of March 31, 2014, the borrowings under the credit facilities are due according to the following schedule:

Principal amounts
(in millions of RMB)
Within 1 year	1,100
Between 1 to 2 years	70
Between 2 to 3 years	26,629
Between 3 to 4 years	3,554
Between 4 to 5 years	1,231

32,584

21.	Related party transactions

During the years ended March 31, 2012, 2013 and 2014, other than disclosed elsewhere, the Company had the following material related party transactions:

Transactions with Yahoo

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Amount incurred or disbursed by the Company
Royalty fee (i)	358	592	748
Purchase of patents (ii)	—	—	430
Yahoo TIPLA amendment payment (Note 4(a))	—	3,487	—

(i)

The Company and Yahoo entered into a Technology and Intellectual Property Licensing Agreement in October 2005 whereby Yahoo granted to the Company the use of certain intellectual property and the Company agreed to pay Yahoo a royalty fee equal to 2%, until December 31, 2012 and equal to 1.5% thereafter, of revenues recognized on a consolidated basis under U.S. GAAP, less traffic acquisition

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

21.	Related party transactions (Continued)

costs incurred in connection with third-party distribution partners, business tax, value-added tax or similar sales tax based on revenue paid to governments. The Technology and Intellectual Property Licensing Agreement was amended during the year ended March 31, 2013 (Note 4(a)). Such royalty expense was recognized in product development expenses.

(ii)	The Company and Yahoo entered into a patent sale and assignment agreement during the year ended March 31, 2014 pursuant to which the Company acquired ownership of certain patents for aggregate consideration of US$70 million.

During the year ended March 31, 2013, the Company also completed the repurchase of 523 million ordinary shares from Yahoo (Note 4(a)).

Transactions with Small and Micro Financial Services Company and Alipay

	Year ended March 31,
	2012	2013	2014
	(in millions of RMB)
Amount earned by the Company
Royalty fee and software technology services fee (i)	27	277	1,764
Reimbursement on options and RSUs (ii)	—	146	266
Other services (iii)	76	42	46

	103	465	2,076

Amount incurred by the Company
Payment processing fee (iv)	1,307	1,646	2,349
Other services (iii)	29	23	21

	1,336	1,669	2,370

(i)	In 2011, the Company entered into an Intellectual Property License and Software Technology Services Agreement with Alipay whereby the Company licenses certain intellectual properties and provides certain software technology services to Alipay in exchange for a royalty fee and software technology services fee in an amount equal to the costs incurred by the Company in providing the software technology services plus 49.9% of the consolidated pre-tax income of Alipay and its subsidiaries (Note 4(c)), effective from December 2011. Royalty fee and software technology services fee was recognized as other income, net of the costs incurred for the provision of the software technology services reimbursed by Alipay of RMB35 million, RMB218 million and RMB275 million for the years ended March 31, 2012, 2013 and 2014, respectively.

(ii)	The Company entered into agreements with Small and Micro Financial Services Company in 2012 and 2013 under which the Company will receive a reimbursement for options and RSUs relating to 6,791,093 ordinary shares granted to the employees of Small and Micro Financial Services Company and its subsidiaries during the period from December 14, 2011 to March 31, 2014. Pursuant to the agreements, the Company will, upon vesting of such options and RSUs, receive a cash reimbursement equal to their respective grant date fair value. As this arrangement relates to share-based awards previously granted by the Company, the reimbursement is recognized as a reduction of share-based compensation expense.

(iii)	The Company also has other commercial arrangements and cost sharing arrangements with Alipay on technical and other administrative services.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

21.	Related party transactions (Continued)

(iv)	The Company and Alipay, among others, entered into a Commercial Agreement in 2011 whereby the Company receives payment processing services in exchange for a Payment Processing Fee (Note 4(c)), which was recognized in cost of revenue.

As of March 31, 2012, 2013 and 2014, the Company had certain amounts of cash held in accounts managed by Alipay (Note 2(p)).

Transactions with management of the Company

The Company entered into an agreement during the year ended March 31, 2013 whereby a management member, through a related company acquired the interest in a business aircraft for a cash consideration of US$49.7 million (RMB312 million) which was the original purchase price of the aircraft. The aircraft was subsequently leased to the Company, free of charge, to be used mainly by the management member in connection with the duties as executive chairman. The Company has also entered into a cost reimbursement agreement with the related company to reimburse the maintenance and incidental costs of the aircraft at cost.

During the year ended March 31, 2014, the Company granted 50,000,000 share options to a non-profit organization designated by two members of management of the Company, subject to irrevocable instructions to designate and transfer these share options to the separate charitable trusts to be established by these two members of management of the Company (Note 9).

Transactions with Cainiao

The Company entered into agreements with Cainiao during the year ended March 31, 2014 whereby the Company disposed of two wholly-owned subsidiaries to Cainiao for cash consideration of RMB524 million. The major assets of the disposed subsidiaries consist of land use rights in the PRC. The gain on disposals for the year ended March 31, 2014 amounted to RMB74 million.

Other transactions

The Company has commercial arrangements with SoftBank and other equity investees to provide and receive certain marketing and other services. For the years ended March 31, 2012, 2013 and 2014, the amounts relating to these transactions were not material.

22.	Restricted net assets

PRC laws and regulations permit payments of dividends by the Company’s subsidiaries and VIEs incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company’s subsidiaries and VIEs incorporated in the PRC are required to annually appropriate 10% of their net income to the statutory reserve prior to payment of any dividends, unless such reserve have reached 50% of their respective registered capital. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each subsidiary and VIE. As a result of the restrictions described above and elsewhere under PRC laws and regulations, the Company’s subsidiaries and VIEs incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company in the form of dividends. Such restriction amounted to RMB18,943 million as of March 31, 2014. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

22.	Restricted net assets (Continued)

and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, funding of future acquisitions and development, or merely to declare and pay dividends or distributions to its shareholders. Except for the above or disclosed elsewhere, there is no other restriction on the use of proceeds generated by the Company’s subsidiaries and VIEs to satisfy any obligations of the Company.

23.	Commitments

(a)	Capital commitments

Capital expenditures contracted for are analyzed as follows:

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
Contracted but not provided for:
Purchase of property and equipment	231	256	980
Construction of corporate campuses	720	2,708	1,562

	951	2,964	2,542

(b)	Operating lease commitments for office facility and transportation equipment

The Company has leased office premises and transportation equipment under non-cancellable operating lease agreements. These leases have varying terms and renewal rights. The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
No later than 1 year	244	281	198
Later than 1 year and no later than 5 years	448	378	214
More than 5 years	14	12	8

Total	706	671	420

For the years ended March 31, 2012, 2013 and 2014, the Company incurred rental expenses under operating leases of RMB226 million, RMB251 million and RMB217 million, respectively.

(c)	Commitments for co-location, bandwidth fees and marketing expenses

	As of March 31,
	2012	2013	2014
	(in millions of RMB)
No later than 1 year	387	410	884
Later than 1 year and no later than 5 years	1,414	1,284	2,523
More than 5 years	212	—	—

Total	2,013	1,694	3,407

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

23.	Commitments (Continued)

(d)	Investment commitments

The Company was obligated to pay up to RMB82 million, RMB126 million and RMB12,333 million for the acquisition of investment securities and equity investees under various arrangements as of March 31, 2012, 2013 and 2014, respectively.

In addition to the investment commitment relating to Cainiao disclosed in Note 14(d), the Company had the following significant investment commitments as of March 31, 2014.

In March 2014, the Company entered into a subscription agreement with Alibaba Pictures Group Limited (formerly known as ChinaVision Media Group Ltd.) (“Alibaba Pictures”) to subscribe for newly issued ordinary shares representing an approximately 60% equity interest. Alibaba Pictures is a producer of movies and television programs in the PRC that is listed on the Hong Kong Stock Exchange. The total cash consideration is expected to approximate HK$6,244 million (RMB4,952 million). The completion of this transaction is subject to a number of uncertainties and conditions including the approval by the shareholders of Alibaba Pictures and the listing committee of the Hong Kong Stock Exchange Limited.

In March 2014, the Company entered into a subscription agreement with Intime Retail (Group) Company Limited (“Intime”), pursuant to which the Company will subscribe for newly issued ordinary shares representing a 9.9% equity interest. Intime is one of the leading department store operators in the PRC that is listed on the Hong Kong Stock Exchange. In addition, the Company will establish a new joint venture with Intime, in which the Company will hold an 80% interest to develop an online-to-offline business in the PRC relating to shopping malls, department stores and supermarkets. Furthermore, the Company will subscribe for a convertible bond which is convertible into ordinary shares of Intime and upon conversion would increase the Company’s equity interest in Intime to approximately 26%. The convertible bond has a maturity date which is the third anniversary of the issue date of the bond unless previously converted or redeemed upon the occurrence of certain redemption events, and bears an interest of 1.5% per annum on the principal amount of the bond. The total cash consideration is expected to approximate HK$5,368 million (RMB4,256 million). The completion of this transaction is subject to a number of conditions including the approval by the shareholders of Intime and the listing committee of the Hong Kong Stock Exchange Limited.

24.	Risks and contingencies

(a)

The Company is incorporated in the Cayman Islands and considered as a foreign entity under PRC laws. Due to the restrictions on foreign investment and ownership on the business related to Internet content provision, telecom value-added services, financial services and others, the Company conducts its business through various contractual arrangements with VIEs that are generally owned and controlled by management members of the Company. The VIEs hold the licenses and approvals that are essential for their business operations in the PRC and the Company has entered into various agreements with the VIEs and their equity holders such that the Company has the right to benefit from their licenses and approvals and generally has control of the VIEs. In the Company’s opinion, the current ownership structure and the contractual arrangements with the VIEs and their equity holders as well as the operations of the VIEs are in substantial compliance with all existing PRC laws, rules and regulations. However, there may be changes and other developments in PRC laws, rules and regulations. Accordingly, the Company gives no assurance that PRC government authorities will not take a view in the future that is contrary to the opinion of the Company. If the current ownership structure of the Company and its contractual arrangements with the VIEs and their equity holders were found to be in violation of any existing or future PRC laws or regulations, the

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

24.	Risks and contingencies (Continued)

Company’s ability to conduct its business could be impacted and the Company may be required to restructure its ownership structure and operations in the PRC to comply with the changes in the PRC laws which may result in deconsolidation of the VIEs.

(b)	The PRC market in which the Company operates poses certain macro-economic and regulatory risks and uncertainties. These uncertainties extend to the ability of the Company to operate or invest in online and mobile commerce or other Internet related businesses, representing the principal services provided by the Company, in the PRC. The information and technology industries are highly regulated. Restrictions are currently in place or are unclear regarding what specific segments of these industries foreign owned enterprises, like the Company, may operate. If new or more extensive restrictions were imposed on the segments in which the Company is permitted to operate, the Company could be required to sell or cease to operate or invest in some or all of its current businesses in the PRC.

(c)	The Company’s sales, purchase and expense transactions are generally denominated in RMB and a significant portion of the Company’s assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in the PRC must be processed through the PBOC or other PRC foreign exchange regulatory bodies and require certain supporting documentation in order to effect the remittance. If such foreign exchange control system prevents the Company from obtaining sufficient foreign currencies to satisfy its currency demands, the Company may not be able to pay dividends in foreign currencies and the Company’s ability to fund its business activities that are conducted in foreign currencies could be adversely affected.

(d)	Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents, short-term investments, restricted cash and investment securities. As of March 31, 2012, 2013 and 2014, substantially all of the Company’s cash and cash equivalents, short-term investments, restricted cash and investment securities were held by major financial institutions located worldwide, including Hong Kong and the PRC. If the banking system or the financial markets deteriorate or remain volatile, the financial institutions and other issuers of financial instruments held by the Company could become insolvent and the markets for these instruments could become illiquid, in which case the Company could lose some or all of the value of its investments.

(e)	In the ordinary course of business, the Company is from time to time involved in legal proceedings and litigation relating to disputes relating to trademarks and other intellectual property, among others. There are no legal proceedings and litigations that have in the recent past had, or to the Company’s knowledge, are reasonably possible to have, a material impact on the Company’s financial positions, results of operations or cash flows. The Company did not accrue any loss contingencies in this respect as of March 31, 2012, 2013 and 2014 as the Company did not consider an unfavorable outcome in any material respects in these legal proceedings and litigations to be probable.

25.	Subsequent events

In February 2014, the Company submitted a proposal to the board of directors of AutoNavi to acquire all of the issued and outstanding shares of AutoNavi that the Company does not own (Note 14(c)). In April 2014, the Company entered into a definitive merger agreement with AutoNavi. The total cash consideration is expected to approximate US$1,032 million (RMB6,402 million). The completion of this transaction is subject to a number of uncertainties and conditions, including the approval of AutoNavi’s shareholders. All of the outstanding preferred shares held by the Company will be cancelled upon the closing of this transaction.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

25.	Subsequent events (Continued)

In April 2014, the Company completed an acquisition of newly issued ordinary shares representing an effective equity interest of approximately 38% in CITIC 21CN Company Limited (“CITIC 21”). CITIC 21, a company that is listed on the Hong Kong Stock Exchange, is primarily engaged in the business of developing product identification, authentication and tracking system for pharmaceutical and medical products in the PRC. The cash consideration of HK$932 million (RMB739 million) was paid upon the closing of the transaction.

In April 2014, in connection with Weibo’s initial public offering, the Company acquired additional shares of Weibo for an aggregate purchase price of US$449 million (RMB2,785 million) pursuant to the option to increase the equity interest by the Company in Weibo to approximately 30% on a fully-diluted basis (including the shares to be issued in connection with Weibo’s initial public offering). All preferred shares were automatically converted into ordinary shares upon completion of Weibo’s initial public offering. Weibo is an existing investee in which the Company initially acquired an 18% equity interest on a fully-diluted basis in April 2013 (Note 14(a)).

In April 2014, the Company entered into a full recourse loan arrangement with aggregate principal amount of RMB6.5 billion with a management member to finance a minority investment through a holding company in Wasu Media Holding Co., Ltd. (“Wasu”), a company listed on the Shenzhen Stock Exchange which is engaged in the business of digital media broadcasting and distribution in the PRC. The loan facility carries an interest rate of 8% per annum and is repayable in ten years. The loan will be collateralized by the equity interests of the holding company held by the management member and by the equity interests of Wasu held by such holding company. The Company entered into strategic cooperation agreements with a major shareholder of Wasu in order to enhance the Company’s capabilities and profile in the digital media sector in the PRC. The extension of the loan is pending shareholder and regulatory approval of the underlying investment in Wasu which have not yet been obtained.

In April 2014, the Company completed the drawdown of the remaining unused facility amounting to US$3.0 billion (RMB18.6 billion) denominated in U.S. dollars under a facility agreement entered into during the year ended March 31, 2014 (Note 20). The facility is borrowed at floating interest rates based on LIBOR and is repayable over a five-year period. The floating interest payments are partially hedged by interest rate swaps entered into by the Company. This facility will primarily be used for general corporate purposes.

In April 2014, a subsidiary of the Company in the PRC entered into a loan facility agreement with a financial institution for an amount of RMB1.0 billion. The principal of the loan will be repayable in twelve months from the drawdown date, and may be extended for an additional twelve months at the option of the borrower. The loan facility carries interest at a rate based on the lender’s cost of capital, plus a spread of 2.25% or 2.75% per annum during the first and second year of the loan period, respectively. Interest payments will be repayable semi-annually in arrears. There is no collateral or guarantees provided by the Company on this loan facility. The drawdown of this loan facility was completed in May 2014. This facility will primarily be used to expand the capital base of the micro loans business.

In May 2014, the Company completed an acquisition of ordinary shares representing an effective equity interest of 16.5% in Youku Tudou Inc. (“Youku Tudou”). Youku Tudou, a company that is listed on the New York Stock Exchange, is one of the leading Internet television companies in the PRC. The cash consideration of US$1,090 million (RMB6,762 million) was paid and the Company appointed one director to Youku Tudou upon the closing of the transaction.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

25.	Subsequent events (Continued)

In May 2014, the Company entered into an amendment agreement to the Framework Agreement which was entered into during the year ended March 31, 2012 (Note 4(c)). Pursuant to the terms of the amendment agreement, the Promissory Note in the principal amount of US$500 million which the Company received from APN Ltd. was cancelled, and the amount of the Liquidity Payment which the Company would be entitled to receive from Small and Micro Financial Services Company in the event of a Liquidity Event was increased by an equivalent amount. The repayment term of the first US$500 million of the Liquidity Payment remains the same as the cancelled Promissory Note, subject to the occurrence of certain conditions which may accelerate the date of repayment. APN Ltd. will be jointly and severally liable with Small and Micro Financial Services Company for the first US$500 million of the Liquidity Payment to the Company.

In May 2014, the Company completed an acquisition of all of the remaining interest of Shenzhen OneTouch Business Service Ltd. (“OneTouch”). Prior to such acquisition, OneTouch was an equity investee which was 65% owned by the Company. The cash consideration of RMB790 million was paid upon the closing of the transaction. The remaining contingent consideration is tied to the operating targets of OneTouch. Upon the issuance of the consolidated financial statements, the accounting for such business combination, including purchase price allocation, was not yet finalized.

In June 2014, the Company entered into a memorandum of understanding with Evergrande Real Estate Group Ltd., the current sole shareholder of Guangzhou Evergrande Football Club (“Evergrande FC”), and Evergrande FC, pursuant to which the Company may make an investment in newly issued share capital which represents a 50% ownership interest in Evergrande FC . Evergrande FC is one of the most popular soccer teams in the PRC and the PRC’s first ever winner of the Asian Football Confederation Championship League Cup. The total cash consideration is expected to approximate RMB1,200 million. The completion of this transaction is subject to due diligence and reaching agreement on definitive documentation with Evergrande Real Estate Group Ltd.

In June 2014, the Company exchanged all of the issued and outstanding shares in UCWeb held by the other shareholders that the Company does not own (Note 14(b)). The total exchange consideration consisted of 12.3 million restricted shares and RSUs of the Company and approximately US$479 million (RMB2,972 million) in cash. Upon the issuance of the consolidated financial statements, the accounting for such business combination, including purchase price allocation, was not yet finalized.

In connection with the issuance of the consolidated financial statements for the year ended March 31, 2014, the Company has evaluated subsequent events through June 16, 2014, the date the consolidated financial statements were available to be issued.

Subsequent to June 16, 2014, the Company completed the investment in Alibaba Pictures and the total cash consideration of HK$6,244 million (RMB4,952 million) was paid upon the closing of the transaction. In July 2014, the Company completed the subscription of newly issued ordinary shares and convertible bonds of Intime and the total cash consideration of HK$5,368 million (RMB4,256 million) was paid upon the closing of the transaction. In addition, the Company completed the investments in Evergrande FC and AutoNavi, and the total cash consideration of RMB1,200 million and US$1,032 million (RMB6,402 million) were paid upon the closing of the transactions, respectively. (unaudited)

In July 2014, the Company completed the acquisition of ordinary shares in Singapore Post Limited (“SingPost”), which consists of newly issued ordinary shares and existing ordinary shares held in treasury by SingPost, representing approximately 10% of the issued share capital of SingPost. SingPost is a national post service provider in Singapore and a leading provider of e-commerce logistics solutions in the Asia-Pacific region that is listed on the Singapore Exchange. The total purchase price of approximately S$313 million (RMB1,548 million) has been paid upon the closing of the transaction. (unaudited)

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

25.	Subsequent events (Continued)

Restructuring of the commercial arrangements with Payment Services (unaudited)

In August 2014, the Company entered into a share and asset purchase agreement (the “SAPA”) with Small and Micro Financial Services Company, the other parties to the Framework Agreement (Note 4(c)), Junhan (Note 8(f)) and Hangzhou Junao Equity Investment Partnership, a PRC limited partnership the interests in which are held by certain members of the Alibaba Partnership. The Framework Agreement entered into in 2011 was also terminated.

Pursuant to the SAPA, the Company agreed to sell, subject to receipt of regulatory approvals and other customary closing conditions, certain equity interests and assets primarily relating to the micro loan business and related services (the “Transferred Business”) to Small and Micro Financial Services Company for aggregate cash consideration of RMB3,219 million. In addition, the Company entered into software system use and service agreements with Small and Micro Financial Services Company relating to the know-how and related intellectual property that the Company has agreed to sell together with the micro loan business and related services. In calendar years 2015 to 2017, the Company will receive an annual fee equal to 2.5% of the average daily book balance of the micro loans made by Small and Micro Financial Services Company. In calendar years 2018 to 2021, the Company will receive an annual fee equal to the amount paid for the calendar year 2017 (together with the fees received in calendar years 2015 to 2017, the “SME annual fee”).

In connection with the SAPA, the Company also entered into an amendment and restatement of the Intellectual Property License and Software Technology Services Agreement (the “Amended IPLA”), pursuant to which the Company licenses certain intellectual property and provides certain software technology services related to Alipay’s current operations and the Transferred Business. Under the Amended IPLA, the Company will receive royalty streams and a service fee (collectively, the “IPLA payments”) which will be paid at least annually, amounting to the sum of an expense reimbursement plus 37.5% of the consolidated pre-tax income of Small and Micro Financial Services Company, subject to certain adjustments. In addition, if the Company acquires any equity interest in Small and Micro Financial Services Company, the Company will transfer an agreed portion of the underlying intellectual property to Small and Micro Financial Services Company at the time of such equity issuance. At the same time, the IPLA payments will also be reduced in proportion to such equity issuances made to the Company.

Pursuant to the terms of the SAPA, in the event of an initial public offering of Small and Micro Financial Services Company or Alipay at an implied equity value exceeding US$25 billion which results in gross proceeds of at least US$2 billion (a “Qualified IPO”), if the Company’s total ownership of equity interests in Small and Micro Financial Services Company has not reached 33%, the Company would be entitled at its election to receive a one-time payment equal to 37.5% of the equity value of Small and Micro Financial Services Company as determined immediately prior to such Qualified IPO. There is no cap on the maximum value of such liquidity event payment. If the Company acquires equity interests in Small and Micro Financial Services Company in an aggregate amount less than 33%, the percentage of Small and Micro Financial Services Company’s equity value used to calculate such liquidity event payment will be reduced proportionately.

In lieu of receiving such liquidity event payment, the Company may elect to continue to receive the IPLA payments in perpetuity, subject to the receipt of regulatory approvals. In connection with a Qualified IPO and if the Company so elects, Small and Micro Financial Services Company must use its commercially reasonable efforts to obtain the required approvals for continued payments under the Amended IPLA. If such approvals are not obtained, Small and Micro Financial Services Company will pay the liquidity event payment as described above to the Company.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

25.	Subsequent events (Continued)

The SAPA provides for future potential equity issuances to the Company by Small and Micro Financial Services Company. In the event that Small and Micro Financial Services Company applies for and receives certain PRC regulatory approvals in the future, Small and Micro Financial Services Company will issue and the Company will purchase newly issued equity interests in Small and Micro Financial Services Company up to a 33% equity interest, or such lesser equity interest as may be permitted by the regulatory approvals. If the liquidity event payment described above has not become payable upon a Qualified IPO of Small and Micro Financial Services Company, the Company’s right to acquire equity interests up to the full 33% equity interest will continue after such Qualified IPO. However, the maximum equity interest that the Company is entitled to acquire will be reduced in proportion to any dilutive equity issuances by Small and Micro Financial Services Company in and following such Qualified IPO. If the Company acquires an equity interest in Small and Micro Financial Services Company pursuant to this arrangement which is below 33%, the liquidity event payment amount and the profit sharing arrangement under the Amended IPLA will be proportionately reduced based on the amount of equity interests acquired by the Company.

Concurrently with the SAPA, the Company entered into other ancillary agreements, including a data sharing agreement, an SME loan cooperation agreement, a trademark agreement, and an amended and restated shared services agreement. The Company also entered into a binding term sheet in respect of a technology services agreement, pursuant to which the Company agreed to provide certain cloud computing, database service and storage, large-scale computing services and certain other services to Small and Micro Financial Services Company on a cost-plus basis. In addition, the existing Alipay commercial agreement will continue as currently in effect.

Except for the transfer of the Transferred Business, the terms of the SAPA, the Amended IPLA and other ancillary agreements took effect immediately upon their execution in August 2014.

For accounting purposes, the expected fair value of the restructured arrangement is expected to exceed the expected fair value of the pre-existing arrangement with Small and Micro Financial Services Company. As Small and Micro Financial Services Company is controlled by a director and major shareholder of the Company, the excess value provided to the Company in this related party transaction is accounted for as an equity contribution by the shareholder. Given the nature of this transaction, the corresponding asset representing the excess value receivable by the Company will be accounted for as a deduction from equity and amortized as an expense in the consolidated income statements over the expected term of the restructured arrangement. The Company is currently in the process of finalizing accounting and valuation work to determine the excess amount, which is expected to approximate RMB1.3 billion. Furthermore, the Company will account for the IPLA payments and the SME annual fee in the periods when the services are provided, where such payments are expected to approximate the estimated fair values of the services provided.

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

26.	Condensed financial information of the parent company

(a)	Income statements:

	Year ended March 31,
	2012	2013	2014
	RMB	RMB	RMB
	(in millions)
Product development expenses	(358)	(592)	(748)
General and administrative expenses	(148)	(33)	(1,347)
Amortization of intangible assets	(35)	(34)	(193)
Yahoo TIPLA amendment payment	—	(3,487)	—

Loss from operations	(541)	(4,146)	(2,288)

Interest and investment income, net	41	40	329
Interest expense	(51)	(1,569)	(2,180)
Other income, net	—	2	2

Income before income tax and share of results of subsidiaries and variable interest entities	(551)	(5,673)	(4,137)

Income tax expenses	—	—	—
Share of results of subsidiaries and variable interest entities	4,779	14,205	27,452

Net income	4,228	8,532	23,315

Accretion of Convertible Preference Shares	—	(17)	(31)
Dividends accrued on Convertible Preference Shares	—	(111)	(208)

Net income attributable to ordinary shareholders	4,228	8,404	23,076

(b)	Statements of comprehensive income:

	Year ended March 31,
	2012	2013	2014
	RMB	RMB	RMB
	(in millions)
Net income	4,228	8,532	23,315

Other comprehensive (loss) income:
- Foreign currency translation
Change in unrealized (losses) gains	(271)	455	536
Less: reclassification adjustment for gains recorded in net income	(7)	—	(14)

Net change	(278)	455	522

- Available-for-sale investment securities
Change in unrealized (losses) gains	(25)	(9)	306
Less: reclassification adjustment for gains recorded in net income	(18)	—	(13)

Net change	(43)	(9)	293
- Interest rate swaps under hedge accounting
Change in unrealized gains	—	—	36

Other comprehensive (loss) income	(321)	446	851

Total comprehensive income attributable to Alibaba Group Holding Limited	3,907	8,978	24,166

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

26.	Condensed financial information of the parent company (Continued)

(c)	Balance Sheets:

	As of March 31,
	2012	2013	2014
	RMB	RMB	RMB
	(in millions, except for share data and par values)
Assets
Current assets:
Cash and cash equivalents	511	5,070	531
Restricted cash	1,177	1,873	210
Prepayments, receivables and other assets	392	95	61

Total current assets	2,080	7,038	802

Investments in subsidiaries	29,710	33,350	68,691
Prepayments, receivables and other assets	43	97	158
Intangible assets	66	32	1,170

Total assets	31,899	40,517	70,821

Liabilities, Mezzanine Equity and Shareholders’ Equity
Current liabilities:
Current bank borrowings	—	2,508	—
Accrued expenses and other liabilities	411	390	1,192

Total current liabilities	411	2,898	1,192

Redeemable Preference Shares	—	5,191	—
Non-current bank borrowings	—	21,945	29,988
Other liabilities	—	60	19

Total liabilities	411	30,094	31,199

Mezzanine equity:
Convertible Preference Shares, US$0.000025 par value; 2,600,000 shares authorized; nil, 1,688,000 and 1,688,000 shares issued and outstanding as of March 31, 2012, 2013 and 2014, respectively; liquidation value of nil, RMB10,447 million and RMB10,284 million as of March 31, 2012, 2013 and 2014, respectively	—	10,447	10,284

Total mezzanine equity	—	10,447	10,284

Alibaba Group Holding Limited shareholders’ equity:
Ordinary shares, US$0.000025 par value; 2,797,400,000 shares authorized; 2,506,952,201, 2,175,220,739 and 2,226,810,660 shares issued and outstanding as of March 31, 2012, 2013 and 2014, respectively	1	1	1
Additional paid-in capital	20,778	21,655	27,043
Subscription receivables	(819)	(852)	(540)
Accumulated other comprehensive income
Cumulative translation adjustments	(2,121)	(1,666)	(1,144)
Unrealized gain (loss) on available-for-sale investment securities, interest rate swaps and others	1	(8)	321
Retained earnings (Accumulated deficits)	13,648	(19,154)	3,657

Total Alibaba Group Holding Limited shareholders’ equity (deficits)	31,488	(24)	29,338

Total liabilities, mezzanine equity and equity	31,899	40,517	70,821

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

26.	Condensed financial information of the parent company (Continued)

(d)	Statements of cash flows

	Year ended March 31,
	2012	2013	2014
	RMB	RMB	RMB
	(in millions)
Net cash provided by (used in) operating activities	878	(3,516)	(7,012)

Cash flows from investing activities:
(Increase) Decrease in restricted cash	(1,177)	(707)	1,629
Acquisitions of intangible assets	—	—	(504)
Others	(32)	—	—

Net cash (used in) provided by investing activities	(1,209)	(707)	1,125

Cash flows from financing activities:
Issuance of ordinary shares, including repayment of loan and interest receivable on employee loans for the exercise of ordinary shares	618	16,792	1,638
Proceeds from issuance of Convertible Preference Shares, net of direct incidental fees incurred	—	10,542	—
Repurchase of ordinary shares	(2)	(40,111)	(157)
Redemption of Redeemable Preference Shares	—	—	(5,131)
Payment for privatization of Alibaba.com Limited	—	(15,083)	—
Acquisition of the remaining noncontrolling interest in a subsidiary	—	(335)	(2)
Proceeds from non-current bank borrowings	—	24,463	29,947
Repayment of non-current bank borrowings	—	—	(24,788)
Proceeds from intercompany loan	—	12,687	3,260
Repayment of intercompany loan	—	—	(3,210)
Others	(356)	(97)	(112)

Net cash provided by financing activities	260	8,858	1,445

Effect of exchange rate changes on cash and cash equivalents	(28)	(76)	(97)

(Decrease) Increase in cash and cash equivalents	(99)	4,559	(4,539)
Cash and cash equivalents at beginning of year	610	511	5,070

Cash and cash equivalents at end of year	511	5,070	531

(e)	Basis of preparation

The condensed financial information of Alibaba Group Holding Limited (the “Company”) has been prepared using the same accounting policies as set out in the Company’s consolidated financial statement except that the Company used the equity method to account for investments in its subsidiaries and VIEs.

(f)	Investments in subsidiaries

In its consolidated financial statements, the Company consolidates the results of operations and assets and liabilities of its subsidiaries and VIEs, and inter-company balances and transactions are eliminated upon consolidation. For the purpose of the Company’s stand-alone financial statements, its investments in subsidiaries and VIEs are reported using the equity method of accounting as a single line item and the Company’s share of income (loss) from its subsidiaries and VIEs are reported as the single line item of share of results of subsidiaries and VIEs. Ordinarily under the equity method, an investor in an equity

ALIBABA GROUP HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2012, 2013 AND 2014

26.	Condensed financial information of the parent company (Continued)

(f)	Investments in subsidiaries (Continued)

method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of this condensed financial information of parent company, the Company has continued to reflect its share, based on its proportionate interest, of the losses of a subsidiary or VIE regardless of the carrying value of the investment even though the Company is not legally obligated to provide continuing support or fund losses.